UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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STAAR Surgical Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STAAR SURGICAL COMPANY
1911 Walker Avenue
Monrovia, California 91016

April 4, 2012

You are cordially invited to attend the annual meeting of the stockholders (the “Annual Meeting”) of STAAR Surgical Company (“STAAR” or the “Company”). The Annual Meeting will be held on Monday, May 14, 2012 at 8:30 a.m. (Pacific Daylight Time), at STAAR’s headquarters at 1911 Walker Avenue, Monrovia, California, 91016.

The actions we expect to take at the Annual Meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Please use this opportunity to take part in the affairs of STAAR by voting on the business to come before the Annual Meeting. If you are a record holder of STAAR’s Common Stock at the close of business on March 16, 2012, you are eligible to vote on these matters, either by attending the Annual Meeting in person or by proxy. It is important that your shares be voted, whether or not you plan to attend the Annual Meeting, to ensure the presence of a quorum. Therefore, please follow the instructions for Internet or telephone voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper copy of the proxy materials, complete, date, sign, and return the accompanying proxy in the enclosed postage-paid envelope. Returning the proxy or voting electronically does NOT deprive you of your right to attend the Annual Meeting and vote your shares in person at the Annual Meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Barry Caldwell
President and Chief Executive Officer

STAAR SURGICAL COMPANY
1911 Walker Avenue
Monrovia, California 91016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of the stockholders of STAAR Surgical Company (the “Annual Meeting”) will take place on Monday, May 14, 2012, at 8:30 a.m. (Pacific Daylight Time), at STAAR’s headquarters at 1911 Walker Avenue, Monrovia, California, 91016. The purpose of the meeting is to do the following:

•	elect six directors, for a term of one year;
•	ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 28, 2012;
•	hold an advisory vote to approve STAAR’s compensation of its named executive officers; and
•	transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The Board recommends a vote FOR the election of its nominees, FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 28, 2012 and FOR the approval of the compensation of our named executive officers.

Only stockholders listed on STAAR’s records at the close of business on March 16, 2012 (“Stockholders”) are entitled to vote.

As stated in the enclosed Proxy Statement, we are soliciting proxies by and on behalf of the Board of Directors of STAAR. All proposals presented above are proposals of the Board of Directors.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

You can find our proxy statement and annual report on Form 10-K at www.staar.com/proxy-materials. We are making our proxy materials available to stockholders over the Internet. Stockholders will receive a written notice of the Internet availability of these materials, including instruction for obtaining a printed copy by mail.

We cordially invite all Stockholders to attend the Annual Meeting in person. Your vote is important. Please vote as promptly as possible, whether by Internet or telephone or, if you requested a printed proxy and prefer to vote by proxy card, please complete, date, sign and return the accompanying proxy in the enclosed postage-paid envelope. Your prompt electronic voting or return of the proxy will help us in quickly processing votes and in ensuring that a quorum is present. If you return your proxy or vote electronically, you may nevertheless attend the Annual Meeting and vote your shares in person if you wish. If you want to revoke your proxy for any reason, you may do so in the manner described in the attached Proxy Statement at any time prior to its exercise.

By Order of the Board of Directors,

Charles Kaufman
Secretary
Monrovia, California
April 4, 2012

STAAR SURGICAL COMPANY
1911 Walker Avenue
Monrovia, California 91016

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 14, 2012

The Board of Directors of STAAR Surgical Company is soliciting your proxy for use at the 2012 Annual Meeting of Stockholders to be held on Monday, May 14, 2012. The Board of Directors is making proxy materials available on the Internet and mailing notification of availability to stockholders on April 4, 2012.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why are you providing this proxy statement?
A:	The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you were a stockholder at the close of business on March 16, 2012 — the “Record Date” for the Annual Meeting — and as such you are entitled to vote at the meeting. STAAR has made the proxy statement and related materials available to you on the Internet or, on your request, has delivered printed versions of these materials to you by mail, in connection with this solicitation.
Q:	What is included in the proxy materials I should read?
A:	The proxy materials include the following:
•	this proxy statement
•	our annual report on Form 10-K for fiscal year 2011

If you received a printed copy of this proxy statement, you should also have received a proxy card or a voting instruction card. This is only one method to vote your shares; we describe other methods below.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
A:	STAAR takes advantage of SEC rules that permit us to use the Internet to provide access to proxy materials. Under those rules, we have sent a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners. All stockholders can either access the proxy materials on the website referred to in the notice, or request a printed set of the proxy materials. The notice explains how to access proxy materials over the Internet or to request a printed copy. You will also have an option to request to continue receiving future proxy materials in printed form by mail or electronically by e-mail. STAAR encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the cost and environmental impact of the Annual Meeting.

Q:	What is the voting requirement to elect the directors and to approve each of the proposals?
A:	In Proposal No. 1, the election of directors, the six persons receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will have no effect on the vote.

Proposal No. 2, the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 28, 2012, requires the affirmative vote of a majority of the total votes cast on the proposal. An abstention will be included in the number of votes cast on the proposal and, accordingly, will have the effect of a vote “AGAINST” this proposal. Brokers may vote on this proposal if not instructed by their clients.

Proposal No. 3 is an advisory, vote to approve the compensation of our named executive officers. The proposal will be approved if the number of votes “FOR” exceeds the number “AGAINST.” Abstentions and broker non-votes will have no effect on this proposal.

Q:	What are “broker non-votes”?
A:	If a beneficial owner fails to give voting instructions for the 2012 Annual Meeting, the stock broker, bank or other nominee will be able to vote the beneficial owner’s shares on the proposal to ratify the selection of our independent registered public accountant, but may not vote the shares on any other matter currently proposed at the 2012 meeting. When a broker or nominee votes a client’s shares on routine proposals, those shares are included in the quorum but they will be missing from the vote on non-routine proposals, where brokers are not entitled to vote. These missing votes are called “broker non-votes.” Broker non-votes have a varying effect on the approval or disapproval of proposals, as described above under the answers to the question “What is the voting requirement to elect the directors and to approve each of the proposals?”
Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:	If you hold shares through a stock certificate registered directly in your name with STAAR’s transfer agent, American Stock Transfer & Trust Company, you are a stockholder of record with respect to those shares.

If you hold shares in a stock brokerage account or through a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to instruct your broker, bank or nominee how to vote your shares by the various methods described below.

Q:	How do I vote before the Annual Meeting?
A:	There are three ways to vote before the meeting:
•	By Internet. If you have Internet access, we encourage you to vote on www.proxyvote.com by following instructions on the Notice of Availability of Proxy Materials or proxy card.
•	By telephone. You may vote by making a toll-free telephone call from the U.S. or Canada to 1(800) 690-6903.
•	By mail. You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Please see the instructions on the Notice of Availability of Proxy Materials.
Q:	How can I vote at the Annual Meeting?
A:	If you are a stockholder of record, you may vote in person at the Annual Meeting, or vote through a representative at the meeting by executing a proper proxy designating that person.

If you are a beneficial owner and wish to vote in person, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot at the Annual Meeting.

Q:	How many votes do I have?
A:	You are entitled to one vote for each share of common stock that you hold.

Q:	Can I cumulate votes?
A:	No, STAAR does not have cumulative voting for directors. This means you have one vote per share for each of the six seats subject to election.
Q:	What can I do if I change my mind after I vote my shares?
A:	If you change your mind, you can revoke your proxy by any of the following methods:
•	By voting again by proxy over the Internet or by telephone until 11:59 p.m. on May 13, 2012 — only your last Internet or telephone vote will be counted.
•	By mailing a new proxy card.
•	If you are a record holder, by attending the Annual Meeting and voting in person; attending the Meeting in person will not automatically revoke your proxy unless you vote again at the Meeting or file a written revocation with STAAR’s Secretary at or before the Meeting.
•	If you are a beneficial holder, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot at the Annual Meeting.
Q:	Who will count the vote?
A:	An automated system independently maintained by Broadridge Financial Solutions, Inc. will tabulate the vote and submit the results to officers of STAAR who will be designated as the inspectors of election.
Q:	What constitutes a quorum?
A:	As of the record date, 36,311,884 shares of common stock were issued and outstanding. A majority of the outstanding shares, or 18,155,943 shares, present or represented by proxy, constitutes a quorum for the purpose of electing directors and adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.
Q:	Who can attend the Annual Meeting?
A:	Any Stockholder as of the record date may attend the Annual Meeting. Stockholders of record will be required to show valid identification. Beneficial owners must request an admission ticket in advance of the meeting by writing to the Office of the Secretary, STAAR Surgical Company, 1911 Walker Ave., Monrovia, California 91016, or faxing the request to (626) 358-3049. You must provide evidence of your ownership of shares with your request, which you can obtain from your broker, bank or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays.
Q:	What authority does my broker have to vote my shares?
A:	If you are a beneficial owner holding your shares through a broker or other nominee, and you do not return your voting instruction card to your broker, the broker or other nominee has the ability to vote your shares at the Annual Meeting on matters that are defined as “routine” under the rules of the New York Stock Exchange. The ratification of the selection of BDO USA, LLP to serve as our independent registered public accountants is considered a routine matter on which brokers will generally have the discretion to give a proxy to vote common stock. None of the other proposals at the Annual Meeting is considered routine and your broker has no authority to vote on them.
Q:	What happens if a nominee for director is unable to serve?
A:	If a nominee becomes unavailable for election — a circumstance we do not expect — the proxy holders will vote for a substitute nominee designated by the Board of Directors.
Q:	When are stockholder proposals due for the 2013 Annual Meeting?
A:	If a stockholder seeks to include a proposal in the proxy statement for STAAR’s 2013 annual meeting, our corporate secretary must receive the proposal at our offices at 1911 Walker Avenue, Monrovia,

California 91016 no later than December 5, 2012 in a form that complies with the regulations of the Securities and Exchange Commission (the “SEC”). If we advance or delay the date of the 2013 annual meeting more than 30 days from the date of the 2012 Annual meeting, stockholder proposals intended to be included in the proxy statement for the 2013 annual meeting must be received by us within a reasonable time before STAAR begins to print and mail the proxy statement for the 2013 annual meeting. If we determine that the date of the 2013 annual meeting will be advanced or delayed by more than 30 days from the date of the 2012 annual meeting, we will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

If we receive notice after December 5, 2012 that a stockholder intends to present a proposal at our 2013 Annual Meeting, we will have the right to exercise discretionary voting authority over the proposal, if it is presented at the meeting, without including information regarding the proposal in our proxy materials.

Q:	Can Stockholders nominate candidates for the Board of Directors at the Annual Meeting?
A:	Our Bylaws provide that stockholders may nominate candidates for the Board of Directors only if they have delivered notice to the Secretary of STAAR, or mailed notice to the Secretary of STAAR by first class United States mail, postage prepaid, at least 14 days and no more than 50 days prior to the Annual Meeting, except that, if we give less than 20 days’ notice of the Annual Meeting to Stockholders, the written notice must be delivered or mailed to the Secretary of STAAR no later than the close of the seventh day following the day on which we mail notice of the Annual Meeting to Stockholders. Each such written notice nominating a candidate must include (1) the name and address of the stockholder making the recommendation; (2) a representation that the stockholder is a holder of stock of STAAR; (3) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (4) the principal occupation or employment of each such nominee, (5) the number of shares of stock of STAAR that are beneficially owned by each nominee, and (6) the consent of the nominee to serve as a director of STAAR if so elected.
Q:	Can stockholders propose individuals to be considered as the Board of Directors’ nominees for the 2013 Annual Meeting?
A:	A stockholder may recommend a person to be considered as a nominee for election at the 2013 Annual Meeting by a written submission received by the Secretary of STAAR via mail or express delivery no later than December 5, 2012, the same date stockholder proposals for the 2013 Annual Meeting are due. If the date of the 2013 Annual Meeting is altered or delayed more than 30 days from the date of the 2012 Annual Meeting, the submission must be received by us within a reasonable time before we begin to print and mail the proxy statement for the 2013 Annual Meeting. The submission must contain the information set forth in the previous answer, along with the following additional information: (1) a description of all arrangements or understandings between the stockholder and each person recommended and any other party pursuant to which the recommendation is being made and (2) all other information regarding the recommended person that would be required to be included in a proxy statement under the proxy rules of the SEC if the person were nominated by the Board of Directors.
Q:	How often will STAAR conduct an advisory vote to approve executive compensation?
A:	STAAR currently intends to conduct an advisory vote to approve executive compensation — sometimes referred to as “say on pay” — at each annual meeting of the stockholders. In an advisory vote at the 2011 annual meeting, a majority of STAAR’s stockholders voted in favor of annual advisory votes on executive compensation.
Q:	How often will STAAR conduct an advisory vote on the frequency of holding future advisory votes on executive compensation?
A:	The rules under the Securities Exchange Act require STAAR to conduct an advisory vote every six years on whether “say on pay” votes shall take place every one, two or three years. Therefore, the next such vote will take place no later than our annual meeting of stockholders in 2017.
Q:	How much did this proxy solicitation cost and who is paying for it?
A:	STAAR will bear the costs of this solicitation, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in this solicitation of Proxies, which we estimate at $20,000. We expect officers and regular employees of STAAR to communicate with Stockholders, banks, brokerage houses, custodians, nominees and others by telephone, facsimile, email or in person to request that Proxies be furnished. No additional compensation will be paid for these services. We will reimburse banks, brokerage firms and other persons representing beneficial owners of Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners.
Q:	Will other business be presented at the Annual Meeting?
A:	As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented for consideration at the Annual Meeting other than those matters described in the Notice of Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, including a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the proxy holders intend to vote the shares represented by the Proxies on such matters in accordance with the recommendation of the Board, and the authority to do so is included in the Proxy.
Q:	Can I obtain additional information on STAAR’s website?
A:	STAAR’s home page is www.staar.com. In the Investor/Media area of the website you can find the following information:
•	Audit Committee Charter
•	Compensation Committee Charter
•	Nominating and Governance Committee Charter
•	Code of Ethics

Security Ownership of Principal Stockholders and Management

The following table shows, as of the Record Date, information concerning the shares of common stock beneficially owned by each person known by STAAR to be the beneficial owner of more than 5% of our Common Stock (other than directors and executive officers). This information is based on publicly available information filed with the SEC as of the Record Date.

Name and Address	Shares Beneficially Owned	Percent of Class(1)
Broadwood Partners, L.P.(2) 724 Fifth Ave., 9th Floor New York, NY 10019	6,079,731	16.7%
Palo Alto Investors, LLC(3) 470 University Ave. Palo Alto, CA 94301	3,463,415	9.5%
Ameriprise Financial, Inc.(4) 145 Ameriprise Financial Center Minneapolis, MN 02110	1,986,454	5.5%
Blackrock, Inc.(5) 40 East 52nd Street New York, NY 10022	1,955,916	5.4%

(1)	Based on 36,311,884 shares of common stock outstanding on the Record Date. Under Rule 13d-3 of the Securities Exchange Act of 1934, certain shares may be deemed to be beneficially owned by more than one person (if, for example, a person shares the power to vote or the power to dispose of the shares). As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding on the Record Date.
(2)	In its Form 4 filed April 22, 2011 with respect to its ownership of STAAR securities as of April 20, 2011, Broadwood Capital, Inc. and Broadwood Partners, L.P. state that they have sole voting power as to no shares, shared voting power as to 6,079,731 shares, sole dispositive power as to no shares and shared dispositive power as to 6,079,731 shares. Neal C. Bradsher states that he has sole voting power as to 25,900 shares, shared voting power as to 6,028,638 shares, sole dispositive power as to 25,900 shares and shared dispositive power as to 6,079,731 shares.
(3)	In its Schedule 13G filed February 13, 2012 with respect to its ownership of STAAR securities as of December 31, 2011, Palo Alto Investors, LLC states that it has sole voting power as to no shares, shared voting power as to 3,463,415 shares, sole dispositive power as to no shares and shared dispositive power as to 3,463,415 shares. Palo Alto Investors states that it has sole voting power as to no shares, shared voting power as to 3,463,415 shares, sole dispositive power as to no shares and shared dispositive power as to 3,463,415 shares. William Leland Edwards states that he has sole voting power as to no shares, shared voting power as to 3,463,415 shares, sole dispositive power as to no shares and shared dispositive power as to 3,463,415 shares. Anthony Joonkyoo Yun, MD states that he has sole voting power as to no shares, shared voting power as to 3,463,415 shares, sole dispositive power as to no shares and shared dispositive power as to 3,463,415 shares. Palo Alto Healthcare Master Fund II, L.P. states that it has sole voting power as to no shares, shared voting power as to 1,974,034 shares, sole dispositive power as to no shares and shared dispositive power as to 1,974,034 shares.
(4)	In its Schedule 13G filed February 13, 2012 with respect to its ownership of STAAR securities as of December 31, 2011, Ameriprise Financial, Inc. states that it has sole voting power as to no shares, shared voting power as to 1,211,634 shares, sole dispositive power as to no shares and shared dispositive power as to 1,986,454 shares. Columbia Management Investment Advisors, LLC states that it has sole voting power as to no shares, shared voting power as to 1,211,634 shares, sole dispositive power as to no shares and shared dispositive power as to 1,986,454 shares.

(5)	In its Schedule 13G filed February 08, 2012 with respect to its ownership of STAAR securities as of December 30, 2011, Blackrock, Inc. states that it has sole voting power as to 1,955,916 shares, shared voting power as to no shares, sole dispositive power as to 1,955,916 shares and shared dispositive power as to no shares.

The following table shows, as of the Record Date, information with respect to the shares of Common Stock beneficially owned by (1) each director and director nominee, (2) each person (other than a person who is also a director or a director nominee) who is an executive officer named in the Summary Compensation Table below, and (3) all executive officers and directors as a group.

	Shares Beneficially Owned
Name(1)	Shares of Common Stock Owned(2) (#)		Shares Subject to Options Exercisable on or Before May 15, 2012(3) (#)	Total (#)	Percent of Class(4)
Barry Caldwell**	236,839	(5)	249,999	486,838	1.3%
Don Bailey**	145,137		140,000	285,137	*
Donald Duffy**	54,000		20,000	74,000	*
Mark B. Logan**	10,000		10,136	20,136	*
Richard Meier**	25,000		40,000	65,000	*
John C. Moore**	30,000		47,500	77,500	*
Deborah Andrews	30,900	(5)	207,999	238,899	*
Hans Blickensdoerfer	77,500	(5)	149,999	227,499	*
Robin Hughes	71,000	(5)	76,665	147,165	*
Philippe Subrin	49,000	(5)	93,333	142,333	*
All current directors and executive officers as a group (18 individuals)	892,076		1,418,957	2,311,033	6.4%

*	Less than 1%.
**	Director and Nominee
(1)	The business address of each person named is c/o STAAR Surgical Company, 1911 Walker Avenue, Monrovia, California 91016.
(2)	Pursuant to Rule 13d-3(a), includes all shares of common stock over which the listed person has, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, voting power, which includes the power to vote, or to direct the voting of, the shares, or investment power, which includes the power to dispose, or to direct the disposition of, the shares. STAAR believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by him or her, subject to community property laws, where applicable, except where otherwise noted. Restricted shares are listed even when unvested and subject to forfeiture because the holder has the power to vote the shares.
(3)	In accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, each listed person is deemed the beneficial owner of shares that the person has a right to acquire by exercise of a vested option or other right on or before May 15, 2012 (60 days after the Record Date).
(4)	Based on 36,311,884 shares of Common Stock outstanding on the stock records as of the Record Date. The percentages are calculated in accordance with Rule 13d-3(d)(1), which provides that shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable on or before May 15, 2012 (60 days after the Record Date) are deemed outstanding for the purpose of calculating the number and percentage that each person owns, but not deemed outstanding for the purpose of calculating the percentage that any other listed person owns.
(5)	Includes the following shares that are restricted and subject to forfeiture pursuant to vesting conditions that expire on March 15, 2014 and March 2, 2015, respectively, as follows: Barry Caldwell, 15,000 and 15,000 shares; Deborah Andrews, 7,500 and 7,500 shares; Hans Blickensdoerfer, 7,500 and 7,500 shares; Robin Hughes, 7,500 and 7,500 shares; and Philippe Subrin, 7,500 and 7,500 shares.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

STAAR’s directors each serve a one-year term and are subject to election at each annual meeting of the stockholders. Our Bylaws permit the Board of Directors to fix the number of its members, so long as there are no fewer than three directors and no more than seven directors. The Board of Directors has provided that the number of its members will be fixed at six on the date of the Annual Meeting.

The Board of Directors has nominated Don Bailey, Barry Caldwell, Donald Duffy, Mark B. Logan, Richard A. Meier and John C. Moore for re-election to their seats. Each of these nominees has indicated his willingness to serve and, unless otherwise instructed, the Proxy holders will vote the Proxies received by them for those six nominees. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting or any continuation, postponement or adjournment of the meeting, the Proxy holders will vote the Proxies for another nominee the current Board of Directors designates to fill the vacancy. STAAR has no reason to believe that any of its six nominees will be unable or unwilling to serve if elected as a director. The six nominees receiving the most votes at the Annual Meeting will be elected as directors.

The qualifications of the individual directors upon which the Nominating and Governance Committee based its nominations are described along with the biography of each nominee below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES.

The following table shows the composition of our Board of Directors on the date of this Proxy Statement. All terms expire at the 2012 Annual Meeting.

Name of Director	Board Positions and Committee Memberships	Independent(1)
Don Bailey	Chairman of the Board Chairman, Nominating and Governance Committee	✓
Barry Caldwell
Donald Duffy	Chairman, Audit Committee	✓
Mark B. Logan	Chairman, Compensation Committee Member, Nominating and Governance Committee	✓
Richard A. Meier	Member, Audit Committee Member, Compensation Committee	✓
John C. Moore	Member, Compensation Committee Member, Nominating and Governance Committee Member, Audit Committee	✓

(1)	Directors designated as “independent” have been determined by the Board of Directors to be independent as that term is defined under the rules of the Nasdaq Global Market and the SEC.

Information regarding the business experience of each current director and each executive officer is provided below.

Directors and Director Nominees

Don Bailey
Chairman of the Board
Chairman of the Nominating and Governance Committee
Director since April 2005
Age 66

Background.  Don Bailey has served as a director and our Chairman since April 2005, and serves as the chairman of the Nominating and Governance Committee of the Board of Directors. Since November 26, 2007, Mr. Bailey has served as President, Chief Executive Officer and a director of Questcor Pharmaceuticals, Inc., having served as its interim President from May 2007 and as a director since May 2006. In addition, he served as Chairman of the Board of Comarco, Inc., a provider of wireless test products for the wireless industry and a maker of emergency call box systems and mobile power products for handheld devices, from 1998 until August 31, 2007. He also served from June 1990 to April 2000 as President of Comarco, Inc. and as its Chief Executive Officer from January 1991 to April 2000. Mr. Bailey earned his Bachelor of Science degree in Mechanical Engineering from Drexel University in 1968, his Master of Science degree in Operations Research from the University of Southern California in 1971 and his Master of Business Administration degree from Pepperdine University in 1986.

Qualifications.  When STAAR separated the roles of CEO and Chairman in 2005, Mr. Bailey was selected for the newly created independent Chairman role because during his ten-year tenure as CEO of Comarco, Inc. he had demonstrated significant skills in strategy, development and execution, change management, business building, acquisitions and divestitures and balance sheet management, and had overseen significant gains in stockholder value. The Nominating and Governance Committee believes that in his leadership role as Chairman he has continued to use these skills to increase stockholder value at STAAR. Moreover, since joining STAAR he has also demonstrated his ability to enhance stockholder value and manage change within the life sciences industry in his role as Chief Executive Officer of Questcor Pharmaceuticals, Inc. The Committee further believes that his expertise in financial analysis and familiarity with public markets have been assets to STAAR. On that basis the Board unanimously recommends his re-election.

Barry Caldwell
President and Chief Executive Officer
Director since May 2007
Age 61

Background.  Barry Caldwell was elected to STAAR’s Board of Directors at its 2007 Annual Meeting, and he has served as STAAR’s President and Chief Executive Officer since November 27, 2007. Mr. Caldwell previously served as President, Chief Executive Officer and director of Iridex Corporation, a worldwide provider of therapeutic laser systems and delivery devices used to treat eye diseases and skin conditions, from 2005 through 2007. From 1979 to 2002, Mr. Caldwell served in various capacities with Alcon Laboratories, Inc., a leading developer, manufacturer and marketer of ophthalmology products. His executive positions included Vice President and General Manager of Alcon’s U.S. Surgical Division and Vice President of Alcon Canada. From 2002 to 2005, Mr. Caldwell served on the Boards of Directors of Laser Diagnostic Technologies (until its sale in 2004), A.R.C. Laser, Inc. and Tekia, Inc. In addition, he has served on the Boards of Directors for three ophthalmic industry groups, AdvaMed, NAEVR and EyeRx Coalition. He is also a former member of the Kentucky State Legislature where he served three consecutive terms in the State’s House of Representatives. Mr. Caldwell has a Bachelor of Arts degree in Political Science and English from Georgetown College and a Juris Doctorate from the Northern Kentucky University Chase College of Law.

Qualifications.  The Nominating and Governance Committee believes it is essential that STAAR’s CEO also serves on its Board of Directors. Even before Mr. Caldwell became CEO, he was selected by the Committee to serve as an independent director because of his extensive experience in the ophthalmic industry, including specifically the IOL business, and record of successfully leading ophthalmic companies and other medical device makers. The Committee believes that Mr. Caldwell has been highly effective both as leader of STAAR’s management and as a member of the Board, and on that basis the Board unanimously recommends his re-election.

Donald Duffy
Director since February 2003
Chairman of Audit Committee
Age 75

Background.  Mr. Duffy has served as a director and as Chairman of the Audit Committee since February 2003. His previous experience includes the position of Chief Financial Officer of Iolab Corporation, a former subsidiary of Johnson & Johnson, a position he held from 1987 until his retirement in 1992. Prior to holding that position, Mr. Duffy served as Chief Financial Officer of the J&J Ultrasound division of Johnson & Johnson and Alpha Wire Corporation. Mr. Duffy also served as the Chief Information Services Officer for the J&J Products Division of Johnson & Johnson and held various financial positions for Johnson & Johnson from 1962 through 1984. Mr. Duffy earned a Master of Business Administration degree from Pace University and a Bachelor of Science degree in accounting from the University of South Dakota.

Qualifications.  Mr. Duffy joined the Board and assumed leadership of the Audit Committee shortly after the adoption of the Sarbanes-Oxley Act of 2002 and related reforms. The Nominating and Governance Committee believes Mr. Duffy is highly effective and that he has been instrumental in enhancing STAAR’s controls and procedures, overseeing the work of STAAR’s independent registered public accounting firm, and ensuring the professionalism and integrity of STAAR’s financial department. The Committee believes that his depth of experience in accounting and auditing, which includes experience in the ophthalmic and medical device industries, has significantly contributed to stockholder value and would be difficult for STAAR to replace and on that basis the Board unanimously recommends his re-election.

Mark B. Logan
Director since November 17, 2010
Chairman of Compensation Committee
Member of the Nominating and Governance Committee
Age 73

Background.  Mr. Logan has 35 years of executive level experience in the health care products industry. He served as Chairman and Chief Executive Officer of VISX, Inc. from 1994 to 2001. VISX was subsequently acquired by Advanced Medical Optics (now a part of Abbott Laboratories). Prior to joining VISX, Mr. Logan served as Chairman and CEO of Insmed Pharmaceuticals, Inc., and before that he was a principal at McManus Associates (a healthcare research and management firm), with clients including Merck, Bristol Myers Squibb and American Diabetes Association. Before that, he spent four years as Executive Vice President and Chief Operating Officer and board member at Bausch & Lomb. His prior experience includes senior executive positions at Becton, Dickinson & Company and Wyeth, Inc. Mr. Logan is Chairman of the Board of VIVUS, Inc., a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health. Mr. Logan also serves on the board of the University of Virginia Heart & Vascular Center, serves as a director of Public Policy Virginia, Inc., serves on the Board of Advisors of Gencia Corporation, and serves as a trustee of the Southern Environmental Law Center. Mr. Logan earned a Bachelor of Arts degree in Biology from Hiram College. He was a Woodrow Wilson Fellow at New York University and has completed the PMD at Harvard University.

Qualifications.  The Nominating and Governance Committee believes Mr. Logan’s expertise in management of an expanding ophthalmic business, especially in the area of refractive surgery, brings valuable insight and experience to the Board. In particular, as Chairman and Chief Executive Officer of VISX from 1994 to 2001, Mr. Logan oversaw the successful introduction of the leading excimer laser system used in custom LASIK. Through his chairmanship of VIVUS he has current experience in the FDA-regulated environment and familiarity with best current practices in corporate governance. The Board unanimously recommends his re-election at the Annual Meeting based on his broad experience, record of success in the industry and the valuable insights he has provided during his service.

Richard A. “Randy” Meier
Director since June 2009
Member of the Audit Committee
Member of the Compensation Committee
Age 52

Background.  Mr. Meier has served as a director of BioMarin Pharmaceutical Inc. since 2006, and has served as the Chairman of its Audit Committee since March 2010. Mr. Meier served as Executive Vice President and Chief Financial Officer of Teleflex Incorporated, a global provider of medical devices, from January 2010 to March 2012. Prior to that position he was President and Chief Operating Officer of Advanced Medical Optics from February 2007 through April 2009, when it was acquired by Abbott Laboratories. From April 2006 to February 2007, Mr. Meier was Advanced Medical Optics’ Executive Vice President, Operations, President, Global Eye Care, and Chief Financial Officer. From February 2004 to April 2006, he was Advanced Medical Optics’ Executive Vice President of Operations and Finance and Chief Financial Officer, and from April 2002 to February 2004, Mr. Meier was Corporate Vice President and Chief Financial Officer. Prior to joining Advanced Medical Optics, Mr. Meier was the Executive Vice President and Chief Financial Officer of Valeant Pharmaceuticals, Inc., from October 1999, and Senior Vice President & Treasurer from May 1998 to October 1999. Before joining Valeant, Mr. Meier was an executive with the investment banking firm of Schroder & Co. Inc. in New York, from 1996. Prior to Mr. Meier’s experience at Schroder & Co., he held various financial and banking positions at Salomon Smith Barney, Manufacturers Hanover Corporation, Australian Capital Equity, and Greyhound Lines, Inc.Mr. Meier is a graduate of Princeton University with a Major in Economics.

Qualifications.  The Nominating and Governance Committee believes that Mr. Meier’s experience in the ophthalmic industry, including several years at one of STAAR’s largest competitors, has provided key insights to the Board in areas such as marketing, strategic planning, mergers and acquisitions, FDA regulatory process, financial management, public company reporting, investor relations, and public finance. Mr. Meier is the only member of the Board with significant investment banking experience. To secure the continued availability of Mr. Meier’s guidance the Board unanimously recommends his re-election.

John C. Moore
Director since January 2008
Member of the Nominating and Governance Committee
Member of the Compensation Committee
Member of the Audit Committee
Age 68

Background.  Mr. Moore has more than 25 years of executive experience at ophthalmic medical device companies, where he managed R&D, operations, marketing, sales, business development, service, and finance teams. Between April 2005 and January 2007, Mr. Moore served as CEO of Notal Vision, an Israel-based company that developed comprehensive diagnostic solutions for the early detection and monitoring of age-related macular degeneration (AMD). Mr. Moore served as the President and CEO of Laser Diagnostic Technologies, a manufacturer of diagnostic laser scanning ophthalmoscopes used for the early detection of glaucoma, from 2000 until it was acquired by Carl Zeiss Meditec, Inc. in 2004. Before this, Mr. Moore was a vice president at Alcon Laboratories where he was responsible for pursuing and executing strategic acquisitions and partnerships to broaden that company's product portfolio. Mr. Moore also spent more than 10 years at Carl Zeiss, Inc., a multinational company with primary businesses in optics, medical, scientific and semiconductor products. Mr. Moore received his Bachelor of Science degree in General Science from University of Rochester.

Qualifications.  Mr. Moore’s long experience in the ophthalmic and medical device industries encompasses both large, well established companies and innovative start-ups. The Nominating and Governance Committee believes that Mr. Moore’s familiarity with the technical side of the industry and the challenges faced by emerging technology companies has been an important resource for the Board and for stockholders, and has been especially valuable in guiding the management of research and development, strategic planning and “right-sizing.” The Committee believes his familiarity with international operations in the medical device industry will be especially important in light of STAAR’s worldwide business and initiatives to integrate global operations. For these reasons the Board unanimously recommends his re-election.

Executive Officers and Key Senior Management

Deborah Andrews
Vice President and Chief Financial Officer
Age 54

Ms. Andrews has served as Chief Financial Officer since August 2005 and as Vice President since April 2005. She has been employed by STAAR since 1995, serving as Principal Financial Officer from April 2005 to August 2005, Global Controller from 2001 to 2005, Vice President, Finance, of STAAR Surgical AG (Switzerland) from 1999 to 2001, and Assistant Controller from 1995 to 1999. She previously served as an internal auditor for Bourns, Inc., a maker of electronic components, from 1994 to 1995, and an auditor for KPMG Peat Marwick from 1991 to 1994. Ms. Andrews earned her Bachelor of Science degree in Accounting from California State University, San Bernardino.

Hans-Martin Blickensdoerfer
President, Europe, Middle East, Africa, Latin America
Age 46

Mr. Blickensdoerfer, who joined STAAR in January 2005, has over 15 years experience in the ophthalmic device industry. Prior to joining STAAR, Mr. Blickensdoerfer served from January 2003 through December 2004 as Vice President of Sales and Marketing for Milvella Ltd., an Australia-based medical device maker, where his duties included both regional and worldwide business planning, product launches and management of European clinical studies. He worked from 2000 through 2002 for Novartis-CIBA Vision as the Commercial Director for Europe, the Middle East and Africa. Between 1997 and early 2000 he worked for the Surgical Division of Bausch & Lomb, Inc. as its Area Sales Manager for Central and Eastern Europe. Prior to that time he worked in sales and product management positions in the Surgical Division of Chiron Vision and at Chiron Adatomed GmbH. Mr. Blickensdoerfer received his diploma in Marketing and International Management from the University of Mannheim in Germany. He is based in our Nidau, Switzerland facility.

Donald Fagen
Vice President, North American Sales
Age 58

Mr. Fagen joined STAAR on January 13, 2010. Prior to joining STAAR Mr. Fagen had 21 years of experience in sales and marketing of ophthalmic devices, most recently serving as a consultant to Abbot Medical Optics from January 2009 until December 2009. From March 2008 through January 2009, Mr. Fagen served as Vice President of Sales and Marketing for Syneron Medical Ltd, a maker of lasers used in aesthetic medical procedures. Mr. Fagen served as Vice President of Sales and Marketing for VISX Incorporated, a leading maker of lasers used in customized LASIK refractive surgery, from January 2001 through May 2005, when VISX was acquired by Advanced Medical Optics Inc. (now Abbott Medical Optics.). Following the acquisition, he continued to serve as Vice President of Sales and Marketing for VISX as a unit of Advanced Medical Optics through March of 2008. Among Mr. Fagen’s earlier experience, he served as National Sales Manager for Cooper Vision and for Alcon after its acquisition of Cooper Vision, where his employment extended from 1983 through 1997. He also served as a lieutenant in the U.S. Marine Corps from 1976 to 1980. Mr. Fagen earned his Bachelor of Science degree in Education and History from Texas State University in 1976. He has received additional training at the Graduate School of Business at Stanford and Columbia University and the Graduate School of Management at UCLA.

Craig Felberg
Vice President, Global Research and Development
Age 61

Mr. Felberg, who joined us in 2007, has over 25 years of experience in the field of ophthalmology. Prior to joining STAAR, Mr. Felberg worked with many current and past market leaders, including Bausch & Lomb from 1996 until 2005 and before that Chiron, Iolab, Alcon and CooperVision. Mr. Felberg has held positions including Plant Manager, Vice President of Operations and Director of Refractive R&D Program Management. Prior to his service at STAAR Mr. Felberg was most recently responsible for the Refractive R&D project portfolio at Bausch & Lomb, where he led the efforts to develop and deliver new and improved laser and diagnostic systems as well as new indications for existing products. Mr. Felberg was also responsible for managing clinical and regulatory programs required to gain approval of new and improved products into worldwide markets. Mr. Felberg received a Bachelor of Arts degree in Management from the University of Redlands and earned a Master of Business Administration degree from Pepperdine University.

William Goodmen
Vice President, Global Human Resources
Age 57

Mr. Goodmen joined STAAR on August 16, 2010. Prior to joining STAAR, he served as Vice President, Business Development for Neovia Integrated Insurance Services, a healthcare brokerage firm, from 2009 to 2010. His prior experience also includes seven years at THQ, Inc., a developer of interactive entertainment software where he served as Executive Vice President of Human Resources and Administration from 2002 to 2009. During this time period, he was responsible for all Human Resources and general administrative functions worldwide. This company grew from $400 million to $1.2 billion in sales and 600 to 2,500 employees. Additional experience includes senior management positions in Human Resources at Liberty Livewire and in executive search with Spencer Stuart.

He began his human resources career at Atlantic Richfield Co., a Fortune 500 energy company, where he spent 18 years. Mr. Goodmen earned a Bachelor of Arts degree from Colgate University and a Master of Science degree from Syracuse University.

Paul Hambrick
Vice President, Global Operations
Age 50

Mr. Hambrick has served as our Vice President of Operations since February of 2006. He has over 30 years of operations experience in the medical industry and 23 years’ experience in the manufacturing of cataract surgical products. From late 2005 through February 2006 he served as Divisional Manager of Engineering at Bio-Rad Laboratories, a manufacturer of products for life science research and clinical diagnostics. From 2001 through 2005 Mr. Hambrick served as General Manager and Vice President of Operations at MAS, a Fisher Scientific Company, managing the production of in-vitro diagnostic products. From 1998 to 2001 he was Director of Manufacturing at Biosense Webster, a Johnson & Johnson company, where he oversaw production of electrophysiology catheters. Prior to joining Biosense Webster, Mr. Hambrick was Director of Manufacturing at Chiron Vision with various product line responsibilities including manufacturing of intraocular lenses, phacoemulsification systems and keratome blades. Mr. Hambrick earned his Bachelor of Science Degree in Business Administration from the University of La Verne in La Verne, California. He has extensive training in Total Quality Management and Lean Manufacturing.

Robin Hughes
Vice President, Global Marketing
Age 48

Mr. Hughes joined STAAR in 2007 from H Consulting, LLC, a consulting firm specializing in marketing and strategy. Prior to founding that firm in 2006, Mr. Hughes spent 13 years at Bausch & Lomb, most recently as Vice President of Global Strategy and Commercialization for refractive surgery from 2002 until 2006, and as Vice President of Marketing for Europe, Middle East and Africa (EMEA) from 2001 until 2002. Prior to these roles he held EMEA Director of Marketing positions at Bausch & Lomb in both the Surgical and Visioncare divisions. Prior to joining Bausch & Lomb in 1993, Mr. Hughes spent eight years in the pharmaceutical industry, transitioning from sales into marketing at Merck, Inc. He earned a Master of Business Administration degree from the Henley Management College, Brunel University. His scientific background includes qualifications in medical microbiology from The Royal London Hospital, and in human physiology and cell biology from the University of Westminster.

Charles Kaufman
Vice President, General Counsel and Corporate Secretary
Age 57

Mr. Kaufman has served as Vice President, General Counsel and Secretary since April 2005. From 2001 to 2005 he served as an attorney at the law firm of Sheppard, Mullin, Richter & Hampton, LLP, where he specialized in corporate finance, securities regulation and corporate transactions. From 1994 to 2001 Mr. Kaufman served as an attorney at the law firm of Morrison & Foerster, PPL. Mr. Kaufman earned his Juris Doctor degree from the University of California at Los Angeles, where he also received a Bachelor of Arts degree in English Literature.

John Santos
Vice President, Global Quality Assurance, Regulatory and Clinical Affairs
Age 56

Mr. Santos has served as our Vice President, Quality Assurance, Regulatory and Clinical Affairs since November 2008. Mr. Santos, who joined STAAR in October 1992, has over 16 years’ experience in the ophthalmic device industry. Prior to his current post he was STAAR’s Vice President of Corporate Planning and Development from August 2001 until November 2008. Prior to that he served as Vice President Finance and Chief Financial Officer from May 2000 to August 2001, as Vice President Controller from March 1999 to May 2000, and as Controller from October 1992 to March 1999. Prior to his employment at STAAR he worked for Calmar, Inc. in accounting and finance positions. He received his Bachelor of Science degree in Business Administration from California State University Fullerton and his Master’s degree in Business Administration from Pepperdine University.

Philippe Subrin
Vice President, Switzerland Operations
Age 48

Mr. Subrin joined STAAR Surgical AG, our subsidiary in Nidau, Switzerland on January 8, 2002 and is responsible for Swiss Operations. Previously, he has held senior manufacturing positions at Bausch & Lomb and Domilens in France. In 1995, he was Manufacturing Manager at Bausch & Lomb in Lyons, France and responsible for the company’s Intraocular Lens (IOL) manufacturing line. While working at Bausch & Lomb in Florida, Philippe focused on process improvements and development for their 3-piece Silicone IOL. Mr. Subrin earned a degree in Optometry from the University of Morez in France and also a degree in Engineering and Operational Management from the University of Lyon, Lyon, France.

Donald Todd
President, Asia Pacific
Age 59

Mr. Todd joined STAAR on August 16, 2010. From 2008 to 2010 he served as Global Vice President for VNUS Medical Technologies, a division of Covidien Company, specializing in Radio Frequency treatment for venous insufficiency. Prior to that position, he worked for three years from 2005 to 2008 as Senior Vice President, Marketing for Iridex Corp., an ophthalmic and aesthetic laser company. His background includes Executive Vice President and senior management positions in cardiovascular and ophthalmic medical device companies such as CooperVision/Alcon, Iolab, Sorin Group, Venetec International and Terumo Medical. Mr. Todd has extensive experience in sales and marketing worldwide, particularly in Asian markets. Mr. Todd earned a Bachelor of Arts degree in Business Administration from Colorado State University.

Hideo Watanabe
President, STAAR Japan
Age 60

Mr. Watanabe joined STAAR Japan in April of 2011. He has 20 years of experience within the medical devices sector with experience in managing multi-cultural business organizations. Fluent in both English and Japanese, Mr. Watanabe has broad experience working with both international and domestic companies. From January 2011 to April, 2011 Mr. Watanabe served as a sales consultant to KAVO Dental Systems, Japan. From

2007 to 2009 Mr. Watanabe held the position of President and Managing Director for Elekta K.K. in Tokyo. Prior to this he held management positions in a number of companies in Japan including in 2007 Mr. Watanabe served as General Manager, Sales for the Japanese affiliate of Volcano, Inc., AZE Limited and Philips Medical Systems. He also spent 16 year with the GE Group holding positions of increasing responsibility within Sales and Marketing. His last position with GE was as Deputy General Manager for GE Marquette Medical Systems Japan. Mr. Watanabe obtained his BS degree in Mechanical Engineering and Fluid Dynamics from Meiji University, Tokyo, Japan.

Compensation of Directors

Directors are compensated as follows:

•	Each director who serves on the Board of Directors of STAAR and is not an employee of STAAR or a parent or subsidiary of STAAR (each “non-employee director”) receives an annual director's fee of $40,000.
•	The Chairman of the Board receives an additional annual fee of $25,000.
•	The Chairman of the Audit Committee of the Board of Directors receives an additional annual fee of $15,000.
•	The Chairman of the Compensation Committee receives an additional annual fee of $10,000.
•	The Chairman of the Nominating and Governance Committee receives an additional annual fee of $10,000.
•	Each member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee (other than the respective chairs) receives an additional annual fee of $5,000 for each such committee on which he serves.

It is STAAR’s policy to grant each non-employee director an option to purchase 20,000 shares of common stock on election or re-election to the Board, which vests in full on the first anniversary of grant. Accordingly, Don Bailey, Donald Duffy, Mark B. Logan, Richard A. Meier and John C. Moore each received an option to purchase up to 20,000 shares of Common Stock on May 27, 2011. These options have an exercise price of $5.81 per share, and vest on May 27, 2012, provided that if a director leaves service for reasons other than removal for cause, vesting of his or her options will be accelerated to a time immediately prior to cessation of service. All of the options granted to directors in 2011 were granted under STAAR’s 2003 Omnibus Equity Incentive Plan.

Beginning in 2007 the Board of Directors agreed that any director could elect to receive his fees for Board and committee service in the form of restricted shares rather than cash. Since 2010 none of our directors has elected to receive fees in the form of stock.

The Board of Directors can change the compensation of directors at any time.

Corporate Governance Principles

STAAR’s Board of Directors directs the management of STAAR’s business, property and affairs. The Board selects the senior management team, which manages the day-to-day operations of STAAR. The Chief Executive Officer, other senior officers of STAAR and STAAR’s counsel regularly inform the Board about developments in the company’s business. Management regularly provides financial and other materials regarding STAAR’s business to the Board and the committees of the Board for their review. Having selected the senior management team, the Board of Directors acts as an advisor and counselor to senior management, monitors its performance and proposes or makes changes to the senior management team when it deems changes necessary or appropriate.

The Board regularly reviews the recommendations of the Nominating and Governance Committee regarding best practices in corporate governance. In 2010 the Board implemented two stockholder-oriented changes in its corporate governance: a Bonus Compensation Recoupment Policy and a Director Stock Ownership Guideline.

Bonus Recoupment Policy.  This policy includes standards for seeking the return, or “claw-back,” of bonus compensation paid to the Chief Executive Officer or Chief Financial Officer in certain circumstances following a material restatement of STAAR’s financial statements. The policy provides that if the relevant officer is adjudicated to have engaged in gross negligence, intentional misconduct or fraud, and the Board determines that the wrongful conduct directly or indirectly made the restatement necessary, we will seek reimbursement of any excess incentive award or bonus paid on the basis of financial performance. The excess incentive award that may be recovered is the difference, if any, between the amount actually paid to the relevant officer and the amount that would have been paid to the officer had the incentive award been calculated based on the financial statements as restated. The claw-back may not be sought if more than five years have elapsed since the payment of the affected award or bonus, or following a change in control.

Stock Ownership Guideline.  Pursuant to the guideline, non-employee directors are expected, within three years of the adoption of the policy or a non-employee director first joining the Board, to acquire and hold at least 10,000 shares of our common stock. Stock options do not count toward this requirement. From time to time the Board will consider and may reset the level of stock ownership that it considers appropriate for the guideline.

Earlier stockholder-oriented governance changes adopted by the Board include the following:

•	a policy that the Chairman of the Board will be an independent director, separating the authority of the Chairman and the Chief Executive Officer, which was implemented prior to the Annual Meeting of Stockholders in 2005;
•	the implementation of annual voting and one-year terms for directors, to replace a previous system in which directors served staggered three-year terms, which the Board proposed and the stockholders approved at the 2006 Annual Meeting; and
•	the termination of STAAR’s stockholder rights plan, or “poison pill,” in 2006.

Policy Regarding Board Leadership Structure

Since 2005 the Board of Directors has kept the positions of CEO and Chairman separate and followed a policy that the Chairman shall be an independent director. The Board of Directors believes that this separation of roles serves the interests of our stockholders because combining the positions might hamper the Board’s ability to provide independent oversight and concentrate too much power in the hands of a single executive. Moreover, the Board believes that it is important for the Chief Executive Officer to report to an independent Board, and that having a separate and independent chairman may help facilitate communications and relations between the Board and officers.

The Board’s Role in Risk Oversight

The Board of Directors is charged with general oversight of the management of STAAR’s risks. When reviewing STAAR’s strategy, business plan, budgets and major transactions the Board continuously examines the element of risk in each proposed activity. Each of the Board’s standing committees assists the Board in overseeing the management of risk in the area overseen by the committee. In particular, the Audit Committee assists the Board by systematically reviewing on at least an annual basis a report from management on the risks related to such matters as financial reporting, revenue recognition, treasury management, information technology and insurable risks. At least once each year the Audit Committee holds a risk “brainstorming” session with management to encourage broad thinking about unexpected sources of risk. Following these communications with management, the Audit Committee reports the results of its review to the full Board. In addition, the Compensation Committee oversees risks related to our compensation programs and policies.

Meetings of the Board

The Board of Directors held seven meetings during 2011. During 2011 each director attended more than 75% of the total number of Board meetings during his service as director and the total number of meetings of the committees on which he served.

It is the policy of STAAR to require members of the Board of Directors to attend the annual meeting of stockholders, if practicable. All directors attended the 2011 annual meeting of stockholders.

Committees

The Board of Directors has three standing committees: a Nominating and Governance Committee, a Compensation Committee and an Audit Committee. The members of each committee serve at the discretion of the Board of Directors. The Board has adopted a written charter for each committee to provide for its organization and procedures and to delegate requisite authority for the committee to carry out its purposes.

Nominating and Governance Committee.

The current members of the Nominating and Governance Committee are Don Bailey, who serves as chair, Mark Logan and John Moore. Each member of the Nominating and Governance Committee is “independent” as that term is defined under the Nasdaq Marketplace Rules.

The principal purposes of the Nominating and Governance Committee are to help ensure that the Board of Directors is appropriately constituted to meet its fiduciary obligations to stockholders and STAAR, and that STAAR has and follows appropriate governance standards. To carry out these purposes, in accordance with its written charter, the Committee does the following:

•	identifies individuals qualified to become directors, consistent with criteria approved by the Board of Directors,
•	recommends the director nominees to be selected by the Board of Directors for the next annual meeting of stockholders,
•	reviews best practices in corporate governance, and recommends to the Board of Directors stockholder-oriented improvements in corporate governance that may be applicable to STAAR, and
•	oversees the evaluation of the Board of Directors and management.

In addition to the candidates proposed by the Board of Directors or identified by the Committee, the Committee considers candidates for director suggested by our stockholders in accordance with the procedures described in the Questions and Answers section in response to the question: “Can stockholders propose individuals to be considered as the Board of Directors’ nominees for the 2013 Annual Meeting?” Stockholder nominations that comply with those procedures and that meet the criteria outlined below will receive the same consideration that the Committee’s nominees receive.

The minimum qualification and skills for all candidates considered by the Committee include the following:

•	integrity and ethical behavior;
•	maturity;
•	management experience and expertise;
•	independence and diversity of thought;
•	broad business or professional experience; and
•	an understanding of business and financial affairs, and the complexities of business organizations.

In evaluating candidates for certain Board positions, the Committee evaluates additional criteria, including the following:

•	financial or accounting expertise;
•	experience in the ophthalmic medical device industry or other regulated industries;
•	scientific accomplishment in medicine, physiology or medical devices;
•	experience in commercializing and marketing ophthalmic devices and other medical devices or pharmaceuticals;
•	experience in conducting business in international markets;
•	business and other experience relevant to public companies of a size comparable to STAAR; and

•	experience in investment banking, commercial lending or other financing activities.

In selecting nominees for the Board of Directors, the Committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance if the candidate is a candidate for re-election, and generally considers the candidate’s ability to contribute to the success of STAAR.

The Nominating and Governance Committee believes that differences in background, professional experiences, education, skills and viewpoints enhance the performance of the Board of Directors. Thus, the Nominating and Governance Committee considers such diversity in selecting, evaluating and recommending proposed nominees. However, neither the Nominating and Governance Committee nor the Board of Directors has implemented a formal policy with respect to the consideration of diversity for the composition of the Board of Directors.

The Board of Directors’ nominees for the Annual Meeting have been recommended by the Committee, and have been nominated by the independent directors and the full Board of Directors.

The Committee received no stockholder recommendations of candidates for election at the 2012 Annual Meeting.

During 2011, the Nominating and Governance Committee held three meetings.

Compensation Committee

The current members of the Compensation Committee are Mark Logan, who serves as chair, Richard Meier and John Moore. Each member of the Compensation Committee is “independent” as that term is defined under the rules of the Nasdaq Global Market.

The principal purposes of the Compensation Committee are to help ensure that STAAR’s compensation of its executive officers and those of its subsidiaries satisfies the following requirements:

•	alignment with the compensation strategy of STAAR determined by the Board of Directors;
•	equitable and consistent treatment of all executive officers; and
•	enabling STAAR to compete in recruiting and retaining qualified executive officers.

The Committee also administers STAAR’s Amended and Restated 2003 Omnibus Equity Incentive Plan.

The Compensation Committee makes recommendations to the Board of Directors on all decisions for the total direct compensation of the executive officers of STAAR, including base salary, annual bonus, long-term equity compensation and perquisites. The Compensation Committee also generally approves Company-wide pay increases and discretionary compensation that may be allocated to non-executive employees by management.

During 2011, the Compensation Committee held eight meetings.

Compensation Committee Interlocks and Insider Participation

During 2011 Mark Logan, Richard Meier, John Moore and David Morrison served on the Compensation Committee. There were no Compensation Committee interlocks or insider (employee) participation during 2011.

Audit Committee

STAAR’s Board of Directors has established an Audit Committee in accordance with Section 3(a)58(A) of the Securities Exchange Act of 1934 as a standing committee of the Board. The principal purpose of the Audit Committee is to oversee (i) the quality and integrity of STAAR’s financial statements, (ii) the qualifications and independence of STAAR’s independent registered public accounting firm, and (iii) the performance of STAAR’s independent registered public accounting firm. The Audit Committee operates under a written charter adopted by the Board of Directors.

The current members of the Audit Committee are Donald Duffy, who serves as chair, John Moore and Richard Meier. Each member of the Audit Committee is “independent” as that term is defined under the Audit

Committee rules of the SEC and the Nasdaq Global Market. STAAR has determined that Mr. Duffy and Mr. Meier each qualifies as an “audit committee financial expert” under the rules of the SEC.

In 2011 the Audit Committee met seven times.

Charters of the Committees

The charters of the Audit Committee, the Nominating and Governance Committee and the Compensation Committee are available on STAAR’s web site at www.staar.com, under “Investor/Media — Corporate Governance.”

Stockholder Communications with Directors

You may communicate with the chairman of our Audit Committee or the chairman of our Nominating and Governance Committee, or with our outside directors as a group, by writing to such persons c/o Office of the Secretary, STAAR Surgical Company, 1911 Walker Avenue, Monrovia, California 91016.

The corporate secretary distributes communications to the Board of Directors or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as the following:

•	junk mail and mass mailings,
•	product inquiries,
•	new product suggestions,
•	resumes and other forms of job inquiries,
•	surveys, and
•	business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is excluded must be made available to any outside director upon request.

Communications that include information better addressed by the complaint hotline supervised by the Audit Committee will be forwarded to the hotline.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in STAAR’s Proxy Statement for 2012.

The Compensation Committee
Mark Logan (Chairman)
Richard Meier
John Moore

April 4, 2012

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of compensation for the executive officers of STAAR identified below in the Summary Compensation Table, to whom we refer as our “Named Executive Officers.” The Compensation Committee of the Board of Directors, to which we refer in this discussion as the “Committee,” makes recommendations to the Board of Directors for the total direct compensation — that is, the base salary, annual bonus, long-term equity compensation and perquisites — of STAAR’s executive officers, including the Named Executive Officers. The Board then acts on the recommendation of the Committee. Both the Board and the Committee exercise independent discretion in making judgments regarding appropriate compensation.

STAAR’s management develops the health, welfare, retirement and paid time-off plans and policies applicable to salaried and hourly U.S.-based employees with the advice of the Human Resources, Finance and Legal Departments, which generally administer these plans. Outside the U.S., the management of our foreign subsidiaries, with guidance from Corporate Human Resources, determines benefit plans in accordance with prevailing local standards and legal requirements.

STAAR’s Business Environment

Our Mission.  STAAR has been dedicated solely to ophthalmic surgery for over 25 years. We design, develop and manufacture implantable lenses for the eye and market them worldwide. STAAR’s mission is to increase stockholder value by forming economic and therapeutic partnerships with our customers, allowing the ophthalmic surgeon to perform safer surgeries and improve patient outcomes. As to our officers and employees, our mission is to create an environment that is open, honest and entrepreneurial, within which each is challenged to reach his or her full potential.

Our Values.  Each employee of STAAR is required to promote honest and ethical conduct both within the company and in its relations with customers, business partners and regulators.

Our Business Opportunity.  STAAR competes with much larger companies in the ophthalmic industry and strives to maintain its competitive position through innovation. STAAR pioneered the flexible intraocular lens, which has become the standard of care for cataract surgery, and is the worldwide leader in intraocular refractive implants. For our business to grow and reward our stockholders for investing in us, we believe our employees must devote their efforts to developing, manufacturing, marketing and selling innovative products that improve the vision of patients and better serve the needs of our physician customers.

In recent fiscal years, STAAR has devoted significant resources to thoroughly revamping its quality and regulatory compliance systems. STAAR’s standing with the FDA and other regulators, and its reputation with customers, depend on maintaining a corporate culture that emphasizes regulatory compliance at all levels, and STAAR aims for continuous improvement in the quality of its products. Engrained in the performance of executives and employees at every level is a special emphasis on that contribution.

2011 Results of Advisory Vote to Approve Compensation of Named Executive Officers.  At the annual meeting on May 28, 2011 a substantial majority of our stockholders, more than 98% of the votes cast, approved the compensation of our Named Executive Officers. After consideration of this high level of support, the Committee decided that we did not need to make substantial changes to our compensation policies and decisions. Nevertheless, the Committee continually monitors and evaluates our compensation policies and decisions and considers from time to time changes that might more closely align the interests of our named executive officers and stockholder. It will look to our annual advisory votes on executive compensation to gauge stockholder support for these changes.

Compensation Policies and Practices Related to Risk Management

STAAR’s Compensation Committee, Audit Committee and Board of Directors have analyzed and continue to monitor whether STAAR’s compensation practices with respect to executive officers or any of its employees create incentives for risk-taking that could harm STAAR or its business. The Compensation Committee, Audit Committee and the Board of Directors have all determined that STAAR’s compensation practices and policies do not create any risk that is reasonably likely to have a material adverse effect on STAAR.

Compensation Program Objectives and Rewards

Compensation Philosophy.  STAAR designs its compensation programs to promote a high-performance culture that attracts, motivates and retains the key talent necessary to optimize stockholder value in a competitive environment. Compensation at STAAR is market-driven and is designed to motivate behaviors that will enable STAAR to execute an aggressive business strategy. Our compensation program is designed to reward our executives for meeting or exceeding corporate financial goals and individual objectives, and for maintaining the highest standards of business conduct. The Committee reviews all elements of compensation for executive officers. In the Committee’s deliberations, management is involved only to the extent of providing performance information and recommendations. When the Board of Directors makes its final determinations of compensation, the Chief Executive Officer has no participation in the determination of his own compensation, but joins with the full Board in the determination of compensation of other executive officers.

The compensation package for all employees includes a number of components:

•	Pay for the achievement of business and strategic goals, as measured by our financial and operating performance, as well as individual strategic, management and development objectives.
•	Competitive compensation, set at levels to attract and retain key employees. We regularly review compensation surveys in the medical device industry and consider the results of these reviews as one factor in setting compensation levels.
•	Alignment of employee compensation with the interests of stockholders through equity compensation.
•	In particular, STAAR seeks to set base salaries generally at the 25th percentile among peer companies (as described further below), with performance-based compensation and equity compensation having the potential to bring total compensation to the 50th percentile level or even higher if individual or company performance exceed targets.

STAAR measures the success of its compensation programs by the following:

•	The overall performance of STAAR’s business and the commitment of its officers to improving performance;
•	Our ability to attract and retain key talent; and
•	The perception of employees that STAAR rewards dedication, skill and focus on success of the enterprise.

While STAAR believes it is important to establish clear performance objectives, it also recognizes that objectives may change during the year. STAAR values flexibility in making final determinations of compensation, and accordingly treats reported performance against objectives as guidelines for the Committee, which will then exercise discretion in making final compensation recommendations.

STAAR generally seeks to pay executive officers total compensation competitive with that paid to executives in comparable positions with other companies of similar size in STAAR’s industry. Bonus programs and equity incentives constitute a significant portion of total compensation and are designed to reward performance against financial and strategic objectives as well as align the interests of executive officers with those of our stockholders.

All of the compensation and benefits for the Named Executive Officers serve the primary purpose of attracting, retaining and motivating the highly talented individuals who perform the work necessary for STAAR to succeed in its mission while upholding its values in a highly competitive marketplace. In 2012 the Committee reviewed the Radford Global Life Sciences Survey prepared by the Radford Survey of Executive Compensation to assess the general competitiveness of STAAR’s compensation. Comparisons with survey results are only one element considered by the Committee in making compensation decisions.

STAAR’s Board of Directors has approved a “peer group” of companies to be used to help assess the company’s performance and will consider using this group in the future for comparison of compensation related matters. The peer group consists of 12 public companies within our industry or closely related industries. The majority of the peer group members are of similar size and scope to STAAR, while a few are larger and a few are smaller. The companies selected to be in our peer group for 2012 are the following: Anika Therapeutics, Cutera Inc., Cynosure Inc., Integra Lifesciences Holdings Corp., Iridex Corp., LCA Vision Inc., Merit Medical Systems, Inc., Palomar Medical Technologies Inc., Synergetics USA Inc., Syneron Medical Ltd. and Solta Medical Inc., and Volcano Corp. The current peer group reflects the addition of Merit Medical Systems, Inc., Syneron Medical Ltd., and Volcano Corp. to replace the following former members, which were eliminated because they are no longer independent public entities or their size makes them less comparable to STAAR: Alcon, Inc., The Cooper Companies and Escalon Medical Corp.

The Committee believes that it has been able to attract and retain personnel with a high level of professional skill and experience partly because of the value its executives have placed on the potential growth in value of their equity compensation if their efforts to improve STAAR’s business succeed. However, current salary levels could pose a future risk to retention of the most qualified individuals. As a result, the Committee believes that as STAAR’s performance continues to improve it is likely, over time, to reassess and appropriately adjust compensation levels.

The Radford Global Life Sciences Survey employs a database of approximately 596 multinational life science companies. Neither STAAR nor any of its officers or directors has engaged in any other transaction, or has any other relationship, with the Radford Survey of Executive Compensation.

Management by Objectives.  Near the beginning of each year, STAAR’s management, in consultation with the Board, establishes Company goals expressed as objectives. The objectives usually relate to current year financial goals and milestones for significant longer term projects. Generally, objectives do not include the basic responsibilities of the employee’s position. Near the beginning of each year management, in consultation with the Committee, will generally develop individual management-by-objective goals (“MBOs”) for each Named Executive Officer that are aligned with STAAR’s overall short-term and long-term goals. Whenever possible, objectives should have enough clarity and specificity to be easily measured (numbers, dates, events, etc.). Objectives should be developed with the expectation that their achievement would be challenging but attainable. If there is more than one objective, they may be weighted but in any event the sum of the weights equals 100%. The committee recommends to the Board of Directors annual target cash bonus amounts for each executive, expressed as a percentage of base salary. Once calculated, MBO scores serve as guidelines to the Committee, which retains significant discretion in deciding what portion, if any, of the targeted amount will be recommended to the Board of Directors to be awarded. The Committee also has the discretion to recommend compensation in excess of target amounts to the Board of Directors in cases of extraordinary performance, especially if that performance relates to new challenges or opportunities not originally identified in the MBO process.

Appraisals at every level of STAAR take into account compliance with our policies and codes of conduct. We may accord special weight to positive or negative contributions to STAAR’s culture of regulatory compliance.

Below is a chart showing the last three year, and five year total shareholder return (TSR) performance of STAAR compared to the peer group, projected ISS peer group and health care and equipment services group code competitors ending December 30, 2011.

Elements of Compensation

The elements of compensation that may be paid to executive officers of STAAR include base salary, annual incentive cash bonuses, and equity compensation in the form of plan-based awards.

Base Salaries.  We generally negotiate base salaries at a level necessary to attract and retain the talent STAAR needs to execute its plans. The Committee considers such factors as its subjective assessment of the executive’s scope of responsibility, level of experience, individual performance, and past and potential contribution to STAAR's business. As noted above in the context of total compensation, the Committee will often compare base salary with market data obtained through independent surveys as one factor in making compensation decisions.

The Committee determines base salaries for executive officers, including the Named Executive Officers, early each calendar year. For Named Executive Officers other than himself, the CEO proposes any change in base salary based on:

•	the CEO’s evaluation of individual performance and expected future contributions, based on STAAR's Professional Development Plan;
•	the general development of STAAR's business;
•	a review of annual survey data; and
•	comparison of the base salaries of the executive officers who report directly to the CEO to provide for internal equity.

Annual Incentive Cash Bonuses.  The Board of Directors has exclusive discretion, acting on the recommendation of the Committee, to award bonuses to STAAR’s executives, including its Named Executive Officers, as an incentive for employee productivity and effectiveness over the course of each fiscal year.

Each of our current Named Executive Officers has an established annual bonus target, as do the other executive officers. The Committee determines these targets based on any pre-existing contractual commitments and through discussion regarding the executives’ levels of salary and responsibility, equity among peer level officers and benchmarking data. The Committee also considers other types and amounts of compensation that individual executives may receive, such as commissions.

In awarding annual bonuses against individual targets, the Committee and Board apply a two-step process. First, they assess STAAR’s level of achievement of company-wide objectives in the preceding year. A bonus pool is funded based upon how well the Company has performed against these objectives.

In the second step, the Committee assesses each executive’s performance against the individual objectives that the Committee has pre-determined though the MBO process, as well as other measures resulting from the executive’s performance review. In the case of the CEO, the Committee makes this performance evaluation; in the case of other executives, the Committee reviews assessments prepared by the CEO. The numerical product of the company-wide performance score, the individual’s performance score and the bonus target is then used as a guideline for bonus determination. Management may make further recommendations, and the Committee then weighs both objective and subjective standards in following or departing from the guideline bonus amount. In turn, the Board will exercise its own independent discretion in making final determinations based on those recommendations.

It is the goal of the Board and the Committee that as STAAR’s business performance and profitability improves variable compensation will be awarded on an increasingly objective basis. In recognition of the significant challenges faced by STAAR’s management in reversing negative trends for the business and efforts expended by management, the Committee believes that at present a greater degree of discretion and subjectivity is necessary to ensure that STAAR retains its most effective employees and continues to provide incentives for their efforts to improve the business and increase stockholder value. In the case of the CEO, bonus determination for 2011 was based 100% on the Company’s reaching predetermined performance goals.

For fiscal years 2011 and 2012 the Committee and the Board of Directors have approved an Incentive Bonus Plan for both executive and non-executive management that funds based on STAAR having met and surpassed operating metrics established by the Board at the beginning of each fiscal year. The pool of funds for bonuses will begin to be available when STAAR meets minimum thresholds of operating performance, below which level no bonus pool will be established. The pool of funds grows if STAAR meets its escalating performance metrics. The maximum potential to be paid out if STAAR far surpasses its goals is 200% of target bonus, although extraordinary bonuses may be considered on a discretionary basis in the event of exceptional performance.

Grants of Plan Based Awards — Equity Compensation

During 2011 STAAR has had a single active stock plan in place for employees, officers, directors and consultants: the Amended and Restated STAAR Surgical Company 2003 Omnibus Equity Incentive Plan. We discuss the terms of the 2003 Omnibus Plan below under the heading “Amended and Restated STAAR Surgical Company 2003 Omnibus Equity Incentive Plan.” The 2003 Omnibus Plan makes available a broad variety of stock-based compensation; to date the Committee has awarded equity compensation in the form of stock options, restricted shares, performance accelerated restricted shares and stock grants.

Long-Term Equity Compensation.

The Committee believes that long-term equity incentive awards serve to align the interests of the executive officers with the interests of STAAR’s stockholders. Long-term equity incentive awards may be granted in the form of either stock options or restricted shares.

Stock options.  Stock options become valuable if the price of our common stock rises after we grant the options. The Committee sets the exercise price of a stock option on the date of grant at fair market value, which is generally the closing price of our common stock on the Nasdaq Global Market on that date. Under the 2003 Omnibus Plan, STAAR may not grant stock options having an exercise price below fair market value of our common stock on the date of grant. STAAR does not grant stock options with a so-called “reload” feature. To encourage retention by providing a long-term incentive, the ability to exercise an option vests over a period of years, normally three or four years.

The Board of Directors grants stock options to executive officers based on the recommendations of the Committee. The Board of Directors has delegated to the Committee the authority to grant stock options to other employees. The Committee’s policy is to make recommendations to the Board of awards of stock options to executive officers soon after they commence employment. In recommending these grants, the Committee weighs the potential contribution of the executive to STAAR. However because the size of initial awards generally depends on the level necessary to attract the executive under prevailing market conditions, initial award amounts are negotiated by management in consultation with the Committee, then submitted to the Board of Directors for approval. In determining the size of any subsequent grants, the Committee takes into consideration STAAR’s and the individual’s performance, level of responsibilities, competitive market practices (benchmarking), and the size and term of prior option grants. In general, the Committee seeks to ensure that for retention purposes senior executives and other key employees have a meaningful number of unvested and potentially valuable options. These factors are guidelines, and the Committee recommendations and the Board’s final approval may include discretion and subjective judgment in determining the size of any award. STAAR does not backdate options or grant options retroactively. We also do not coordinate the grant of options with the release of nonpublic information in order to make grants before the announcement of favorable information or after the announcement of unfavorable information.

Restricted shares.  Restricted shares are shares of common stock that STAAR grants subject to restrictions on sale or transfer for a specified period of time. Restricted shares are forfeited back to STAAR if the grantee’s service to STAAR terminates before the end of the restricted period. Vesting of restricted shares occurs when the restricted period ends and the grantee obtains full rights of ownership over the shares. Restricted stock provides a long-term incentive by aligning the grantee’s interests with those of the stockholders and encourages retention through the risk of forfeiture if the grantee ceases working for STAAR during the restricted period.

Performance Accelerated Restricted Shares.  Beginning in 2011 STAAR has issued performance accelerated restricted shares (PARS) to its executive officers, and in 2012 these have been the only form of restricted shares granted to executive officers. PARS are restricted shares as described above, but with a relatively long vesting period and a provision that, if STAAR meets or exceeds predetermined performance metrics set by the Board of Directors, a portion of the shares will vest early. For example, the PARS granted to date vest three years from the date of grant, but vesting of up to one third of the grant may be accelerated annually if STAAR meets the pre-determined performance criteria. STAAR believes that PARS are a useful tool because they reward not only retention but the achievement of specific goals that the Board has determined are in the best interest of stockholders.

Base Salaries of Named Executive Officers

As described in greater detail below, on March 2, 2012 the Committee approved the following salaries (effective March 26, 2012) of the Named Executive Officers:

Annual Salary

Name and Title	Current Salary
Barry Caldwell President and CEO	$475,000
Deborah Andrews Vice President and CFO	$275,000
Hans Blickensdoerfer President, Europe, Middle East, Africa, Latin America	$313,595	(1)
Robin Hughes Vice President, Global Marketing	$275,000
Philippe Subrin Vice President, Switzerland Operations	$276,495	(1)

(1)	Based on the dollar/Swiss franc exchange rate as of December 30, 2011.

The Committee recommended to the Board of Directors increases in annual salaries of executive officers based on 2011 performance and competitive factors. On average the increase was 3% of base salary. On a Company-wide basis STAAR also targeted annual salary increases averaging 3% for non-executive employees based on individual performance reviews.

Salary of Chief Executive Officer.  STAAR originally established the base salary and incentive compensation for its President and Chief Executive Officer, Barry Caldwell, through arm’s-length negotiation based on his experience and skills and then-prevailing market conditions. Since first employing Mr. Caldwell on November 27, 2007 at a contractually established salary of $400,000 per year, the Board has increased Mr. Caldwell’s salary to its current level based on the results of annual performance reviews.

In approving Mr. Caldwell’s 2012 salary increase the Board of Directors considered the positive performance factors described below under “Bonuses Paid for 2011 Performance” and the Board’s belief that it was in the best interest of the stockholders to ensure his continued service through an increase in salary. In arriving at the increase, the Board considered Mr. Caldwell’s performance and his level relative to similar positions within the Radford Global Life Sciences Survey. Mr. Caldwell’s base salary remains between the 25th and the 50th percentile of the peer group as defined by the Radford Life Sciences Survey.

Salaries of Other Named Executive Officers.

The Board of Directors also approved increases in the annual salaries paid to Ms. Andrews, Mr. Blickensdoerfer, Mr. Hughes and Mr. Subrin on March 2, 2012. Increases were based in part on the positive performance metrics described below under “Bonuses Paid for 2011 Performance,” and within the compensation philosophy of maintaining base salaries at approximately the 25th percentile among the Radford Global Life Sciences Survey. In each case the Committee determined that the resulting increased salary was commensurate with the executive officer’s skill and experience and market data.

Annual Cash Bonuses for 2011 Performance

On March 2, 2012, the Board of Directors approved annual cash bonuses to Named Executive Officers as follows:

Bonuses for 2011 Performance

Name and Title	Bonus
Barry Caldwell President and CEO	$290,000
Deborah Andrews Vice President and CFO	$105,000
Hans Blickensdoerfer President, Europe, Middle East, Africa, Latin America	$130,000
Robin Hughes Vice President, Global Marketing	$110,000
Philippe Subrin Vice President, Switzerland Operations	$87,750

The Committee’s basis for determining annual bonus amounts for Named Executive Officers is described further below.

Bonus Pool Calculation

As noted above, STAAR’s bonus pool is funded based upon how well the Company performs against pre-established performance metrics. For 2011, these metrics were a combination of year-over-year revenue growth and net income growth. In early 2011 the Committee recommended, and the Board established, minimum thresholds of performance for the funding of the pool to begin. Below these thresholds there would be no bonus pool funding. The minimum thresholds were $55 million in revenue and positive net income. The funding of the bonus pool would increase as the Company’s financial performance increases above previous year revenue and net income, so that upon reaching predetermined annual targets of revenue and net income the pool would be funded at 100% of the target bonus amounts. The targets for 100% bonus pool funding were $63 million in revenue and $500,000 net income. A cap on potential bonus pool funding was established at 200% of target amount.

For 2011 the Company met its revenue goal and surpassed its net income goal and therefore the bonus pool was funded at 104% of target.

Company Objectives

In the beginning of 2011 the Committee and Board of Directors established four key company-wide objectives to assist in the evaluation of Company Management performance. Following year-end the Board and Committee assessed achievement against these objectives based on management's self-evaluation. These four objectives and the Board’s and Committee’s assessment of performance are as follows:

•	Double digit revenue growth: achieved three out of four quarters;
•	Grow ICL sales by 25%: achieved three out of four quarters;
•	Continuous expansion of gross margin percentage to end year at 66%: achieved four out of four quarters;
•	Profitable in three of four quarters and for the full year: achieved four out of four quarters.

The Committee and the Board also considered the following additional factors as they assessed overall Company performance in 2011:

•	Management increased the annual ICL sales growth target to 30%;
•	Management increased expansion of gross margin target to 66.5%;
•	Management increased its target for profitability to include all four quarters of 2011;
•	Company stock price grew 72%; and
•	The Company had significant regulatory approvals worldwide.

Achievement of Individual Objectives — Final Bonus Determination

The Committee determined a bonus recommendation for each executive based on the company wide achievement level of 104%, the individual’s achievement level, the individual’s incentive target, and a number of subjective factors applied in the Committee’s discretion. The Board approved these recommended bonus amounts as follows.

Name and Position	2011 Salary	Individual Incentive Target(1)	Objective	Level of Attainment	Bonus Paid(1)
Barry Caldwell President and CEO	$453,000(1)	60%	STAAR meets or exceed the budgeted revenue and net income plan for 2011.	Achieved	64%
Deborah Andrews Vice President and CFO	$273,000	40%	Provide key financial tools for Executive Management Team to exceed operating plan.	Partially Achieved	38%
			Lead as a key member of the Manufacturing Consolidation Team. Achieve key milestones in the plan.	Achieved
			Globalization of finance department.	Achieved
			Increase innovation and teamwork in Global Finance Team.	Partially Achieved

Name and Position	2011 Salary	Individual Incentive Target(1)	Objective	Level of Attainment	Bonus Paid(1)
Hans Blickensdoerfer President, Europe, Middle East, Africa, and Latin America	$305,946(2)	40%	Exceed refractive sales plan: Spain, Latin America, UK, Germany and Middle East.	Achieved	42%
			Achieve the revenue plan for 2011, while staying within 2011 expense plan.	Achieved
			Exceed gross margin budget for 2011.	Achieved
			Successfully coordinate the V4b and V4c rollouts.	Achieved
			Enhance ICL global marketing efforts with gained experience.	Achieved
Robin Hughes Vice President Global Marketing	$250,000	40%	Develop “world class” marketing department within the Company.	Partially Achieved	44%
			Continue to be a valuable asset to regulatory in the US for the Visian Toric ICL.	Achieved
			Achieve the US Visian ICL plan number and maximize marketing investments to drive positive results.	Partially Achieved
			Enhance the globalization efforts of marketing to include clinical and direct to consumer efforts.	Achieved
Philippe Subrin Vice President Switzerland Operations	$271,606(2)	30%	Meet operating plan commitments for cost of goods manufactured plus inventory reserve. Support achievement of gross profit targets.	Achieved	32%
			Reduce month end back order rates for all IOLs, ICLs and delivery systems. Toric ICL to be shipped in a timely manner.	Partially Achieved
			Manage AG inventory at targeted level, while achieving customer service targets.	Achieved
			Support the efforts of the Manufacturing Consolidation Team.	Achieved
			Advance the globalization of the Operations Team.	Achieved

(1)	“Incentive Target” and “Bonus Paid” are shown as a percentage of salary.
(2)	Based on the dollar/Swiss franc exchange rate as of December 30, 2011.

Plan-based Awards to Named Executive Officers in 2012

Plan-Based Awards to Named Executive Officers in Fiscal Year 2012.   On March 2, 2012 the Committee recommended to the Board that it grant long-term equity compensation to the Named Executive Officers in the form of stock option grants and PARS, and the Board approved, as follows:

Long-Term Equity Compensation

Name and Title	Stock Options(1)	PARS(2)
Barry Caldwell President and CEO	40,000	15,000
Deborah Andrews Vice President and Chief Financial Officer	20,000	7,500
Hans Blickensdoerfer President Europe, Latin America, Middle East	20,000	7,500
Robin Hughes Vice President, Global Marketing	20,000	7,500
Philippe Subrin Vice President, Switzerland Operations	20,000	7,500

(1)	The stock options have a 10-year term and a three-year vesting schedule, with one third vesting on the first three yearly anniversaries of grant. The exercise price is $11.00, which was the closing price on the The Nasdaq Stock Market on the date of grant.
(2)	Performance Accelerated Restricted Shares of Common Stock (PARS), subject to forfeiture and vesting in a single installment on March 2, 2015, but subject to accelerated vesting as to one third of the shares each year pursuant to achievement of certain performance criteria.

Other factors considered by the Committee in allocating shares for long-term equity incentives among employees, including the Named Executive Officers, were the employees’ levels of responsibility and pay range, equity among peer-level officers and employees, and the need to provide additional incentives in light of the employee’s existing equity incentives.

Change-in-Control Arrangements

Our Named Executive Officers will receive continued payments from STAAR or a successor company if they are terminated following a change in control of STAAR. Rights of this nature are often termed “double trigger” change-in-control rights. In addition, the 2003 Omnibus Plan provides that, if STAAR has a change in control, options vest immediately unless the surviving company assumes or replaces the options. STAAR provides these rights to help it compete with larger, better-capitalized ophthalmic companies in attracting employees. STAAR also recognizes the importance to STAAR and its stockholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. Change-in-control rights are intended to do the following:

•	Encourage employees to remain with STAAR despite uncertainties while a transaction is under consideration or pending by assuring them that, if they are terminated as a result of a change in control, they will receive continued pay and benefits to cover the disruption in employment; and
•	Reinforce the alignment of employee interest with stockholder interest by providing that, if a major transaction occurs, vesting and exercisability of stock options will continue, so the potential equity value of unvested or unexercised options will not be lost.

The specific change-in-control rights to which each Named Executive Officer is entitled are discussed below under “Employment Agreements.”

Severance Arrangements

Each of our Named Executive Officers is entitled to limited continuation of salary and benefits if the officer is terminated under specified circumstances. These arrangements are provided to maintain STAAR’s competitive position in attracting and retaining executive talent and are described further in the section “Employment Agreements” below.

Perquisites

STAAR’s Named Executive Officers, along with other senior management employees, may be eligible for a limited number of perquisites intended to minimize distractions from the executives’ attention to STAAR’s business. During 2011 Mr. Caldwell received, in addition to his base salary, reimbursement for 50% of the cost of an apartment in the vicinity of STAAR’s offices and reimbursement for one round-trip from California to Fort Worth each month. These perquisites ended on December 31, 2011.

Benefits

The Named Executive Officers participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable STAAR to attract and retain its workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that STAAR has a productive and focused workforce through reliable and competitive health and other benefits. Pension and savings plans help employees, especially long-serving employees, save and prepare financially for retirement.

STAAR’s qualified 401(k) Plan allows all employees to contribute up to the limits imposed by the Internal Revenue Code — $16,500 per employee for 2011 — on a pre- or after-tax basis. During 2011 STAAR provided a 50% percent match up to the first 2% of the employee’s compensation, and a 25% match of the next 4% of compensation. Beginning December 19, 2011 this contribution changed to a 50% match for the first 6% of compensation. The terms of the 401(k) Plan are described below under the caption “Employee Benefit Plans.” Officers serving outside the U.S., where Section 401(k) of the Internal Revenue Code is largely inapplicable, receive pension benefits based on local regulations and standards.

Hans Blickensdoerfer and Philippe Subrin are entitled to pension benefits under a Passive Pension Plan that STAAR Surgical AG, STAAR’s Swiss subsidiary, maintains for its employees. The Swiss plan is financed by employer and employee contributions, with employers required to match employee contributions.

Each of STAAR’s U.S.-based executive officers also receives an executive life insurance policy with premiums paid by STAAR.

Policy Under Section 162(m) of the Internal Revenue Code.  STAAR has not formulated a policy for qualifying compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. The Committee will consider whether such a policy should be implemented, either in general or with respect to specific transactions.

Summary Compensation

The following table summarizes the compensation of the Named Executive Officers for each of the three fiscal years ending December 30, 2011. The Named Executive Officers are the Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Barry Caldwell President and Chief Executive Officer	2011	449,500	290,000	137,100	143,286	—	49,749	1,069,635
	2010	428,462	180,000	87,250	188,261	—	64,477	948,450
	2009	300,000	75,000	57,000	—	—	55,792	487,792
Deborah Andrews Vice President and Chief Financial Officer	2011	270,846	105,000	63,060	71,643	—	14,125	524,674
	2010	260,673	67,500	34,900	94,131	—	13,046	470,250
	2009	250,000	35,000	23,750	—	—	12,271	321,021
Hans Blickensdoerfer(2) President, Europe, Middle East, Africa, and Latin America	2011	305,862	130,000	74,040	71,643	—	—	581,545
	2010	271,687	75,000	34,900	94,131	116,039	—	591,757
	2009	254,192	65,000	28,500	—	—	16,125	363,817
Robin Hughes Vice President, Global Marketing	2011	248,654	110,000	68,550	71,643	—	19,310	518,157
	2010	242,115	65,000	17,450	109,852	—	18,188	452,605
	2009	235,000	30,000	19,000	—	—	17,516	301,516
Philippe Subrin(2) Vice President, Switzerland Operations	2011	271,531	87,750	63,060	71,643	—	—	493,984
	2010	242,865	50,000	34,900	94,131	95,668	—	517,564
	2009	225,661	33,407	14,250	—	—	—	273,318

(1)	Dollar amounts in the Stock Awards and Option Awards columns reflect the aggregate grant date fair value with respect to stock awards and options granted during fiscal years 2011, 2010 and 2009 calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts for fiscal years 2011, 2010 and 2009 are included in Note 14 to STAAR’s audited consolidated financial statements for the fiscal year ended December 30, 2011, included in STAAR’s Annual Report on Form 10-K.
(2)	Amounts are translated using the applicable average Swiss Franc exchange rate for the years presented.
(3)	For each executive officer who received perquisites and personal benefits exceeding $10,000 in 2011, perquisites and benefits are quantified in the subsequent table below.

The following table summarizes the elements of “All Other Compensation” listed in the table above for 2011.

Name	Perquisites and Other Personal Benefits ($)	Insurance Premiums ($)	Severance ($)	Company Contributions to Retirement and 401(k) Plans ($)	Total ($)
Barry Caldwell	24,268	19,062	—	6,419	49,749
Deborah Andrews	—	9,368	—	4,757	14,125
Robin Hughes	—	13,715	—	5,595	19,310
Hans Blickensdoerfer	—	—	—	—	—
Philippe Subrin	—	—	—	—	—

The following table lists each perquisite paid to each Named Executive Officer who, in 2011, received perquisites or benefits exceeding $10,000 in value.

Name	Year	Personal Use of Company Car/Parking ($)	Company Paid Housing and Airfare ($)	Total Perquisites and Other Personal Benefits ($)
Barry Caldwell	2011	—	24,268	24,268

Grants of Plan-Based Awards
for Fiscal Year Ended
December 30, 2011

The following table provides information on stock and stock options granted in 2011 to each of STAAR’s Named Executive Officers, and estimated future payouts for non-equity incentive plan awards under STAAR’s executive cash bonus plan. By providing the Grant Date Fair Value of Stock and Option Awards in the table STAAR does not imply any assurance that such values will ever be realized.

Name and Principal Position	Grant Date	Threshold ($)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Target ($)(2)	Maximum ($)(2)
Barry Caldwell President, Chief Executive Officer	03/02/11	0	285,000	570,000	10,000	—	—	54,900
	03/15/11	0	—	—	15,000	—	—	82,200
	03/15/11	0	—	—	—	40,000	5.49	143,286
Deborah Andrews Vice President, Chief Financial Officer	03/02/11	0	110,000	220,000	4,000	—	—	21,960
	03/15/11	0	—	—	7,500	—	—	41,100
	03/15/11	0	—	—	—	20,000	5.49	71,643
Hans Blickensdoerfer President, EMEA and LA	03/02/11	0	125,438	250,876	6,000	—	—	32,940
	03/15/11	0	—	—	7,500	—	—	41,100
	03/15/11	0	—	—	—	20,000	5.49	71,643
Robin Hughes Vice President, Global Marketing	03/02/11	0	110,000	220,000	5,000	—	—	27,450
	03/15/11	0	—	—	7,500	—	—	41,100
	03/15/11	0	—	—	—	20,000	5.49	71,643
Philippe Subrin Vice President, Switzerland Operations	03/02/11	0	82,949	165,897	4,000	—	—	21,960
	03/15/11	0	—	—	7,500	—	—	41,100
	03/15/11	0	—	—	—	20,000	5.49	71,643

(1)	Reflects targeted and maximum cash bonuses for 2012 performance to be paid in 2013 under STAAR’s cash bonus plan for executive officers.
(2)	Based on the U.S. dollar/Swiss Franc exchange rate as of December 30, 2011.

Stock awards granted to executive officers in 2011 consisted of the following:

•	Restricted Shares of Common Stock that could not be sold or transferred until March 2, 2012, and were subject to forfeiture until that date pursuant to customary vesting conditions, and
•	Performance Accelerated Restricted Shares of Common Stock (PARS), subject to forfeiture and vesting in a single installment on March 15, 2014, but subject to accelerated vesting as to one third of the shares each year pursuant to achievement of certain performance criteria.

All of the stock options granted to executive officers in 2011 had a ten-year term and a three-year vesting schedule, with one third vesting on the first three yearly anniversaries of grant.

Outstanding Equity Awards
at Fiscal Year-End
December 30, 2011

The following table shows the number of shares covered by exercisable and unexercisable options and unvested shares of restricted stock held by STAAR’s Named Executive Officers on December 30, 2011.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
	Exercisable	Unexercisable
Barry Caldwell	20,000	—		4.79	05/15/2017	25,000	$262,250
	200,000	—		2.21	01/07/2018	—	—
	16,666	33,334	(1)	5.68	12/14/2020	—	—
		40,000	(2)	5.49	3/14/2021	—	—
Deborah Andrews	3,000	—		3.60	02/13/2013	11,500	$120,635
	20,000	—		7.86	02/26/2014	—	—
	35,000	—		3.95	04/06/2015	—	—
	50,000	—		4.71	08/21/2015	—	—
	25,000	—		6.92	02/09/2016	—	—
	40,000	—		5.39	04/01/2017	—	—
	20,000			2.91	05/14/2018	—	—
	8,333	16,667	(3)	5.68	12/14/2020	—	—
		20,000	(4)	5.49	3/14/2021	—	—
Hans Blickensdoerfer	35,000	—		6.27	12/31/2014	13,500	$141,615
	25,000	—		6.92	02/09/2016	—	—
	25,000	—		5.39	04/01/2017	—	—
	50,000	—		2.30	02/13/2018	—	—
	8,333	16,667	(3)	5.68	12/14/2020	—	—
		20,000	(4)	5.49	3/14/2021	—	—
Robin Hughes	50,000	—		3.82	07/05/2017	12,500	$131,125
	10,000	—		2.91	05/14/2018	—	—
	1,666	3,334	(5)	4.69	08/15/2020	—	—
	8,333	16,667	(3)	5.68	12/14/2020	—	—
		20,000	(4)	5.49	3/14/2021	—	—
Philippe Subrin	15,000	—		7.86	02/26/2014	11,500	$120,635
	13,334	—		3.95	04/06/2015	—	—
	15,000	—		5.39	04/01/2017	—	—
	35,000			2.30	02/13/2018	—	—
	8,333	16,667	(3)	5.68	12/14/2020	—	—
		20,000	(4)	5.49	3/14/2021	—	—

(1)	16,667 options will vest on December 15, 2012 and the remaining 16,667 options will vest on December 15, 2013.
(2)	13,333 options vest on March 15, 2012, 13,333 options will vest on March 15, 2013, and the remaining 13,334 will vest on March 15, 2014.
(3)	8,333 options will vest on December 15, 2012, and the remaining 8,334 options will vest on December 15, 2013.
(4)	6,666 options will vest on March 15, 2012, 6,667 options will vest on March 15, 2013, and the remaining 6,667 options will vest on March 15, 2014.
(5)	1,667 options will vest on August 16, 2012 and the remaining 1,667 options will vest on August 16, 2013.

Option Exercises and Stock Vested as of
Fiscal Year-End December 30, 2011

The table below shows the number of shares of STAAR common stock acquired by Named Executive Officers during 2011 on the exercise of options, and the number of shares of stock subject to stock awards that vested in 2011 for each Named Executive Officer.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Barry Caldwell	—	—	25,000	143,500
Deborah Andrews	—	—	10,000	57,400
Hans Blickensdoerfer	—	—	10,000	57,400
Robin Hughes	—	—	5,000	28,700
Philippe Subrin	—	—	10,000	57,400

Pension Benefits for Fiscal Year Ended
December 30, 2011

STAAR maintains a passive pension plan covering employees of its Swiss subsidiary, including the Named Executive Officers listed below. This plan, which we refer to as the “Swiss Plan,” is classified as a defined benefit plan under guidelines of the Swiss Auditing Chamber’s Auditing Practice Committee and its Accounting Practice Committee, and STAAR accounts for it as a defined benefit plan.

The Swiss Plan is financed by employer and employee contributions, with employers required to match employee contributions. No other Named Executive Officer participates in a defined benefit pension plan.

The table below shows the present value of the pension benefits to which each person is entitled to under the Swiss Plan. The present value assumes that the participant will retire at age 65, the normal retirement age for men under the Swiss Plan. The present value was calculated using the assumptions set forth in Note 13 to the consolidated financial statements in STAAR’s Annual Report on Form 10-K for fiscal year 2011.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During 2010 ($)
Hans Blickensdoerfer	Swiss Plan	7.0	(1)	209,618	—
Philippe Subrin	Swiss Plan	9.0	(1)	337,407	—

(1)	The number of years credited to an employee under the Swiss Plan is determined by applicable government regulations and plan formulae, and may be greater than the actual number of years the employee has worked for STAAR.

Change in Control and Termination Payment and Benefit Estimates
As of December 30, 2011

The table below demonstrates the effect of termination and change-in-control rights held by Named Executive Officers under their employment agreements with us. Each column of the table shows the financial benefit that would have been received by a Named Executive Officer, on a hypothetical basis, if one of the following events had occurred on December 30, 2011:

•	termination by STAAR without cause, or by the Named Executive Officer for good reason, prior to a change in control;
•	termination by STAAR without cause, or by the Named Executive Officer for good reason, following a change in control;
•	a change in control of STAAR, without termination of the Named Executive Officer; and
•	termination because of disability, irrespective of any change in control.

We are providing this information on a hypothetical basis in accordance with the regulations of the SEC. In fact, no such change in control occurred on December 30, 2011, and none of the Named Executive Officers was terminated on that date. There can be no assurance that a change in control would produce the same or similar results as those described if it occurs on any other date, or if any assumption is not correct when the actual event occurs. Termination “for good reason” generally means that an employer has adversely changed the terms and conditions of employment to such a degree that the executive, under the specific terms of his or her agreement, is entitled to voluntarily resign and to receive severance benefits.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)(3)	After Change in Control Termination w/o Cause or for Good Reason ($)(3)	Change in Control ($)(1)	Disability ($)
Barry Caldwell	Severance	679,500	679,500	—	226,500
	Options and restricted stock vest immediately	—	—	622,337	—
Deborah Andrews	Severance	136,500	273,000	—	—
	Options vest immediately	—	—	300,688	—
Hans Blickensdoerfer	Severance	152,973	305,946	—	—
	Options vest immediately	—	—	321,648	—
Robin Hughes	Severance	125,000	250,000	—	—
	Options vest immediately	—	—	330,505	—
Philippe Subrin	Severance	135,803	271,606	—	—
	Options vest immediately	—	—	300,688	—

(1)	Assumes that following a change in control the acquirer or surviving company has not assumed or confirmed the Named Executive Officer’s outstanding options. If the acquirer assumes options or surviving company confirms options issued under the 2003 Omnibus Plan, the options will continue to vest in accordance with their original terms.
(2)	Except as otherwise indicated, severance payments are payable on a bi-weekly basis during the severance period. Mr. Caldwell would receive his severance payment in a lump sum payable on the 60th day following a termination, regardless of a change in control.

2011 Director Compensation

The chart below summarizes 2011 compensation of each director for services as a director, committee member or chairperson, including fees earned or paid in cash, stock awards and stock options. The values shown for stock awards and stock option awards are the dollar amounts STAAR recognized for financial statement reporting purposes in 2011 in accordance with ASC 718.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Total ($)
Don Bailey	77,083	—	75,285	(2)	152,368
Donald Duffy	55,000	—	75,285	(3)	130,285
David Morrison	52,083	—	75,285	(4)	127,368
John Moore	50,000	—	75,285	(5)	125,285
Richard Meier	50,000	—	75,285	(6)	125,285
Mark Logan	45,833	—	75,285	(7)	121,118

(1)	Dollar amounts in the Stock Awards and Option Awards columns reflect the grant date fair value with respect to stock awards and options granted during fiscal year 2010. Assumptions used in the calculation of these amounts are included in Note 14 to STAAR's audited consolidated financial statements for the fiscal year ended December 30, 2011, included in STAAR's Annual Report on Form 10-K.
(2)	Includes compensation related to the following: (1) an option to purchase 20,000 shares granted on May 27, 2011, which had a grant date fair value of $75,285 and will vest on May 27, 2012; and (2) an option to purchase 20,000 shares granted on May 19, 2010, which had a grant date fair value of $63,795 and vested on May 19, 2011. As of the end of fiscal year 2011, Mr. Bailey held outstanding option awards to purchase 160,000 shares, of which 140,000 were vested.
(3)	Includes compensation related to the following: (1) an option to purchase 20,000 shares granted on May 27, 2011, which had a grant date fair value of $75,285 and will vest on May 27, 2012; and (2) an option to purchase 20,000 shares granted on May 19, 2010, which had a grant date fair value of $63,795 and vested on May 19, 2011. As of the end of fiscal year 2011, Mr. Duffy held outstanding option awards to purchase 40,000 shares, of which 20,000 were vested.
(4)	Includes compensation related to the following: (1) an option to purchase 20,000 shares granted on May 27, 2011, which had a grant date fair value of $75,285 and will vest on May 27, 2012; and (2) an option to purchase 20,000 shares granted on May 19, 2010, which had a grant date fair value of $63,795 and vested on May 19, 2011. As of the end of fiscal year 2011, Mr. Morrison held outstanding option awards to purchase 120,000 shares, of which 100,000 were vested.
(5)	Includes compensation related to the following: (1) an option to purchase 20,000 shares granted on May 27, 2011, which had a grant date fair value of $75,285 and will vest on May 27, 2012; and (2) an option to purchase 20,000 shares granted on May 19, 2010, which had a grant date fair value of $63,795 and vested on May 19, 2011. As of the end of fiscal year 2011, Mr. Moore held outstanding option awards to purchase 67,500 shares, of which 47,500 were vested.
(6)	Includes compensation related to the following: (1) an option to purchase 20,000 shares granted on May 27, 2011, which had a grant date fair value of $75,285 and will vest on May 27, 2012; and (2) an option to purchase 20,000 shares granted on May 19, 2010, which had a grant date fair value of $63,795 and vested on May 19, 2011. As of the end of fiscal year 2011, Mr. Meier held outstanding option awards to purchase 60,000 shares, of which 40,000 were vested.
(7)	Includes compensation related to the following: (1) an option to purchase 20,000 shares granted on May 27, 2011, which had a grant date fair value of $75,285 and will vest on May 27, 2012; and (2) an option to purchase 20,000 shares granted on May 19, 2010, which had a grant date fair value of $63,795 and vested on May 19, 2011. As of the end of fiscal year 2011, Mr. Logan held outstanding option awards to purchase 30,136 share, of which 10,136 were vested.

EMPLOYMENT AGREEMENTS

Barry Caldwell, President and Chief Executive Officer

Mr. Caldwell’s employment with STAAR is governed by an Amended and Restated Executive Employment Agreement dated December 31, 2008, which was further amended by Amendment No. 1 dated January 11, 2010. The term “Agreement” in the following discussion refers to the Executive Employment Agreement as amended to date and currently in force.

The Agreement has a term of one year from November 27, 2010, and automatically renews for successive one-year terms on each anniversary of that date unless either Mr. Caldwell or STAAR gives written notice of an intent not to renew within six months prior to the expiration of the original term or any renewal term. The Agreement provides for an initial base salary of $400,000, subject to annual increases at the discretion of STAAR’s Board. Mr. Caldwell’s annual base compensation is payable to him in cash, but prior to any annual renewal of the Agreement Mr. Caldwell may elect instead to receive a portion of that compensation in the form of restricted stock to be priced on the date of election and issued on, or as soon as practicable after, the renewal date. If Mr. Caldwell elects to take restricted stock in lieu of cash compensation, the restricted stock will be subject to vesting restrictions, and vest in twelve equal monthly installments during the year after grant.

The Agreement provides for a performance bonus of up to 60% of annual salary. Mr. Caldwell is also eligible to participate in equity compensation programs generally available to similarly situated executives of STAAR. The Agreement also entitles Mr. Caldwell to participate in all benefit plans available to similarly situated executives of STAAR, including executive level health and life insurance coverage.

If STAAR terminates Mr. Caldwell’s employment other than for cause, he will be entitled to 18 months’ salary from the date of termination.

Within the period of one year after a change in control, if Mr. Caldwell’s employment is terminated (or if he resigns during that period following a material reduction in compensation or change in duties), he will receive 18 months’ salary as a lump-sum payment, plus continued benefits for a 12-month period. In addition, following such a termination all unvested options or restricted stock will immediately vest and options will continue to be exercisable until their expiration dates. If severance payments in connection with a change in control result in liability for excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, Mr. Caldwell will generally receive a “gross-up” payment in an amount sufficient to make up for the effect of the excise tax. However, if excise taxes could be avoided by reducing total severance payments by up to 10%, the total payments will be reduced to the amount where excise taxes would not be incurred.

The Agreement anticipates that the Board of Directors will nominate Mr. Caldwell for re-election to the Board of Directors at each annual meeting, unless he elects not to stand for election. He will not receive additional compensation for Board service.

Until December 31, 2011 the Agreement also provided housing assistance consisting of reimbursement for 50% of the cost of an apartment in the vicinity of STAAR’s and reimbursement for one round-trip from California to Fort Worth each month.

Deborah Andrews, Vice President and Chief Financial Officer

On August 17, 2005, we entered into an Agreement with Deborah Andrews to act as our Chief Financial Officer. The Agreement provides for an initial annual base salary of $250,000, which the Committee may adjust periodically and is currently $275,000, and a performance bonus of up to 40% of base salary, as determined by the Committee.

Ms. Andrews is a party to an Executive Change in Control Agreement, which provides that if the officer is terminated within 12 months after a change in control of STAAR, or resigns for good reason within 15 months after a change in control of STAAR, the officer will receive the following, subject to the officer entering into a release of claims with the employer:

•	One year’s base salary at the greater of the rate applicable at the time of termination or the rate applicable immediately prior to the announcement of the change in control;

•	One year’s target cash bonus amount, plus the greater of the amount of any bonus earned in the year of termination and the provided amount of the previous year’s bonus;
•	One year’s continuation of group health and dental benefits; and
•	Limited roll-backs or deferrals in compensation if necessary to reduce liability for excise taxes under Section 280G of the Internal Revenue Code, but no provision of any kind for the gross-up of payments for taxes or for any other purpose.

Ms. Andrews is also a party to an Executive Severance Agreement, which provides that if the officer is terminated without cause or resigns for good reason (except in connection with a change in control of STAAR), the officer will receive the following, subject to the officer entering into a release of claims with STAAR:

•	Six months’ base salary at the rate applicable at the time of termination; and
•	Six months’ continuation of group health and dental benefits.

In the context of our Executive Change in Control Agreements and Executive Severance Agreements, resignation “for good reason” generally means that an employer has adversely changed the officer’s salary, location or other terms and conditions of employment to such a degree that the executive is entitled to voluntarily resign and to receive severance benefits.

Hans Blickensdoerfer, President, Europe, Middle East, Africa, and Latin America

On December 16, 2004 we entered into an employment agreement with Hans Blickensdoerfer in connection with his initial employment as Vice President, International Marketing. The Agreement provides for an annual salary of 195,000 Swiss francs, and an annual bonus potential of 48,750 Swiss francs. If his employment is terminated without cause, Mr. Blickensdoerfer will receive a severance payment equal to six months’ salary, plus a pro rata amount of his annual bonus eligibility. If Mr. Blickensdoerfer is terminated following a change in control he will receive a severance payment equal to one year’s salary.

Robin Hughes, Vice President, Global Marketing

An offer letter dated May 8, 2007 sets forth terms and conditions of Robin Hughes’ employment as Vice President, Global Marketing. The letter provides for an initial base salary of $235,000 per year, and eligibility for an annual bonus of up to 40% of base salary.

Mr. Hughes is a party to an Executive Change in Control Agreement, which provides that if the officer is terminated within 12 months after a change in control of STAAR, or resigns for good reason within 15 months after a change in control of STAAR, the officer will receive the following, subject to the officer entering into a release of claims with the employer:

•	One year’s base salary at the greater of the rate applicable at the time of termination or the rate applicable immediately prior to the announcement of the change in control;
•	One year’s target cash bonus amount, plus the greater of the amount of any bonus earned in the year of termination and the provided amount of the previous year’s bonus;
•	One year’s continuation of group health and dental benefits; and
•	Limited roll-backs or deferrals in compensation if necessary to reduce liability for excise taxes under Section 280G of the Internal Revenue Code, but no provision of any kind for the gross-up of payments for taxes or for any other purpose.

Mr. Hughes is also a party to an Executive Severance Agreement, which provides that if the officer is terminated without cause or resigns for good reason (except in connection with a change in control of STAAR), the officer will receive the following, subject to the officer entering into a release of claims with STAAR:

•	Six months’ base salary at the rate applicable at the time of termination; and
•	Six months’ continuation of group health and dental benefits.

In the context of our Executive Change in Control Agreements and Executive Severance Agreements, resignation “for good reason” generally means that an employer has adversely changed the officer’s salary, location or other terms and conditions of employment to such a degree that the executive is entitled to voluntarily resign and to receive severance benefits.

Philippe Subrin, Vice President, Switzerland Operations

On April 21, 2002, we entered into an Employment Agreement with Philippe Subrin, Vice President, Switzerland Operations, in connection with his initial position of plant manager. The Agreement provides for an annual salary of 200,000 Swiss francs and eligibility for an annual bonus of 15% of base salary. If Mr. Subrin’s employment is terminated for a cause other than non-performance, he will receive a severance payment of one year’s salary. Mr. Subrin is entitled to six months’ notice of termination, which is extended to one year of notice if termination results from a third party’s acquisition of STAAR or results from a cause other than non-performance.

Employee Benefit Plans

Equity Compensation Plan Information

The following table summarizes information about the options and other equity compensation under STAAR’s equity plans as of the close of business on December 30, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Stockholders	3,063,778	(1)	4.79	1,712,000
TOTAL	3,063,778		4.79	1,712,000

(1)	Represents awards granted under the Amended and Restated STAAR Surgical Company 2003 Omnibus Equity Incentive Plan (the “2003 Omnibus Plan”) and the 1998 STAAR Surgical Company Stock Plan which was approved by stockholders and consolidated into the 2003 Omnibus Plan.

Amended and Restated STAAR Surgical Company 2003 Omnibus Equity Incentive Plan

On May 19, 2010, the stockholders of STAAR approved the Amended and Restated 2003 Omnibus Equity Incentive Plan (the “Amended and Restated 2003 Omnibus Plan”). The Amended and Restated Plan incorporates the previous 2003 Omnibus Equity Incentive Plan (the “Original 2003 Omnibus Plan”), which in turn incorporated a number of earlier company equity plans. The Amended and Restated 2003 Omnibus Plan is the only equity plan currently used by STAAR to grant equity compensation. The Amended and Restated Plan 2003 Omnibus Plan provides for a maximum of 8,500,000 shares, of which 6,500,000 shares had been previously authorized under the Original 2003 Omnibus Plan and the plans incorporated into it and 2,000,000 shares were newly approved on May 19, 2010. Of the 8,500,000 shares under the Amended and Restated 2003 Omnibus Plan, as of the Record Date 3,458,946 shares are subject to outstanding options, 187,500 shares have been granted as restricted shares that remain unvested and 1,201,198 shares remain available for future grants.

The original 2003 Omnibus Plan was adopted by the Board of Directors on May 14, 2003 and approved by the stockholders on June 18, 2003 as both a new plan and as a consolidation of STAAR’s existing incentive plans. 4,913,629 shares of Common Stock were authorized for awards under the Original 2003 Omnibus Plan, consisting of 1,000,000 newly available shares, and 3,913,629 shares that were already available or subject to outstanding awards under prior plans. The 1998 STAAR Surgical Company Stock Plan was previously approved by STAAR’s stockholders.

The Compensation Committee administers the 2003 Omnibus Plan. Employees, non-employee directors, and consultants of STAAR and its subsidiaries are eligible to participate in the 2003 Omnibus Plan. Awards available under the 2003 Omnibus Plan include stock options, stock appreciation rights, stock grants, restricted stock, performance accelerated restricted shares, restricted stock units, performance awards and other stock-based awards that the Committee may approve. Stock options under the 2003 Omnibus Plan may be issued either in a form intended to qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or “non-qualified options,” which are not intended to satisfy Section 422 of the Code. Awards granted under the 2003 Omnibus Plan may generally not be transferred except by will or the laws of descent and distribution.

While the Committee has the discretion to determine the exercise price of options under the 2003 Omnibus Plan, all options must have an exercise price of at least 100% of the fair market value of the Common Stock on the date of grant. No ISO may be granted under the 2003 Omnibus Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of STAAR or any affiliate of STAAR, unless the option exercise price is at least 110% of the fair market value of the Common Stock on the date of grant and the term of the option does not exceed five years from the date of the grant. In general, stock options issued under the 2003 Omnibus Plan may not have a term in excess of ten years from the date of grant.

The 2003 Omnibus Plan provides that if STAAR has a “change in control,” including an acquisition by any person or entity of 25% or more of STAAR’s common stock, or an acquisition of STAAR or substantially all of its assets, all outstanding options will vest immediately before the change in control unless the successor or acquirer company assumes the options by providing options of equivalent value or, if STAAR is the surviving entity, STAAR affirms the options. In addition, options held by non-employee directors will vest immediately prior to a change in control, irrespective of any assumption or affirmation by an acquirer or the surviving entity. The 2003 Omnibus Plan will terminate on May 18, 2020.

401(k) Plan

STAAR maintains a 401(k) plan (“401(k) Plan”) for the benefit of qualified employees in North America. During the fiscal year ended December 30, 2011, employees who participate may elect to make salary deferral contributions to the 401(k) Plan up to $16,500 of the employees’ eligible payroll, subject to annual maximum limitations under the Code. STAAR makes a contribution of 50% of the employee’s contribution up to the first 6% of the employee’s compensation. In addition, STAAR may make a discretionary contribution to qualified employees, in accordance with the 401(k) Plan.

Review of Related Person Transactions

The Board of Directors has adopted a written Related Person Transaction Policy, which requires the approval of the Audit Committee for all covered transactions. The Policy applies to any transaction or series of transactions in which STAAR or a subsidiary is a participant, the amount involved exceeds $120,000 and a “Related Person” as defined in the Policy, including executive officers, directors and their immediate family members, and holders of in excess of 5% of our common stock, has a direct or indirect material interest. Under the Policy, all Related Person Transactions must first be submitted to the General Counsel of STAAR, who will determine whether the proposed transaction falls under the Policy and, if so, submit it to the Audit Committee for review, approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, and full disclosure of the Related Person’s interest in the transaction, the Committee will decide whether or not to approve the transaction and will approve only those transactions that are in the best interests of STAAR.

Code of Ethics

STAAR has adopted a Code of Ethics applicable to the principal executive officer and senior financial executives, including the chief financial officer and the controller of STAAR, as well as all employees and directors of STAAR. The Code of Ethics is published on our website, at www.staar.com, under “Investor/Media — Corporate Governance.” We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics applicable to senior financial executives on our website within two business days following the date of such amendment or waiver.

REPORT OF THE AUDIT COMMITTEE

In any of our filings under the Securities Act of 1933 or Exchange Act of 1934 that incorporate this Proxy Statement by reference, the Report of the Audit Committee of the Board of Directors will be considered excluded from the incorporation by reference, and it will not be deemed a part of any such other filing unless we expressly state that the Report is so incorporated.

The Audit Committee of the Board of Directors is currently composed of three directors who are independent directors as defined under Nasdaq and SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors.

In accordance with a written charter adopted by the Board of Directors, the Audit Committee oversees STAAR’s financial reporting process. Management is responsible for STAAR’s financial statements and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for (i) performing an independent audit of STAAR’s financial statements, (ii) expressing an opinion on whether STAAR’s financial statements fairly present, in all material respects, STAAR’s financial position and results of operations and conform with generally accepted accounting principles and (iii) an opinion on whether management’s assessment that STAAR maintained effective internal control over financial reporting as of December 30, 2011, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements that have been included in our Annual Report on Form 10-K for the year ended December 30, 2011.

The Audit Committee has reviewed and discussed with STAAR’s independent registered public accounting firm, BDO USA, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from BDO USA, LLP written disclosures regarding the auditor’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with BDO USA, LLP its independence.

The Audit Committee reviewed and discussed Company policies with respect to risk assessment and risk management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 30, 2011 for filing with the SEC.

The Audit Committee
Donald Duffy (Chairman)
Richard Meier
John Moore

Dated April 4, 2012

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, on the recommendation of the Audit Committee, has approved the selection of BDO USA, LLP to serve as our independent registered public accounting firm for the fiscal year ending December 28, 2012.

Although this appointment is not required to be submitted to a vote of the Stockholders, the Audit Committee believes it is appropriate as a matter of policy to request that the Stockholders ratify the appointment. If the Stockholders do not ratify the appointment, which requires the affirmative vote of a majority of the shares of the Common Stock present, in person or by proxy, and entitled to vote at the Meeting, the Board of Directors will consider the selection of another independent registered public accounting firm.

STAAR’s Board of Directors unanimously recommends a vote for the approval of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2012.

Representatives of BDO USA, LLP, which served as the independent registered public accounting firm for STAAR for fiscal year 2011, have been invited to be present at the Annual Meeting. STAAR expects representatives of BDO to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table summarizes the aggregate fees for professional services provided by BDO USA, LLP related to fiscal year 2010 and fiscal year 2011, all of which the Audit Committee pre-approved:

	2010	2011
Audit Fees(1)	$607,428	$634,012
Audit-Related Fees(2)	20,000	20,000
Tax-Related Fees(3)	4,783	3,890
All Other Fees

(1)	Both 2010 and 2011 Audit Fees include: (i) the audit of our Consolidated Financial Statements included in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) the audit of management’s report on the effectiveness of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002; (iii) reviews of the interim condensed Consolidated Financial Statements included in our quarterly reports on Form 10-Q; (iv) comfort letters, consents and other services related to SEC reimbursements.
(2)	Audit-related Fees were principally for audits of our employee benefit plan.
(3)	In 2010 and 2011, these fees were for a review of statutory tax filings for our Swiss operations.

The Audit Committee administers STAAR’s engagement of BDO USA, LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of BDO USA, LLP and whether, for reasons of efficiency or convenience, it is in the best interest of STAAR to engage its independent registered public accounting firm to perform the services. The Audit Committee has determined that performance by BDO USA, LLP of the non-audit services related to the fees shown in the table above did not affect that firm’s independence.

Prior to engagement, the Audit Committee pre-approves all independent auditor services, and the Audit Committee pre-approved all fees and services of BDO USA, LLP, for work done in 2010 and 2011. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL No. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Background to the Advisory Vote

Under an amendment to the Exchange Act recently adopted by Congress as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), stockholders vote to approve, on an advisory (non-binding) basis, no less frequently than once every three years, the compensation of the Named Executive Officers. At the 2011 Annual Meeting, in an advisory vote on the frequency of voting on executive compensation, a majority of stockholders voted in favor such votes taking place every year. In light of that, STAAR currently intends to include an advisory vote on executive compensation in the proxy statement for each future annual meeting of the stockholders.

Board Recommendation.

As stated in our Compensation Discussion and Analysis, our compensation program is designed to reward our executives for meeting or exceeding corporate financial goals and individual objectives, and for maintaining the highest standards of business conduct.

The Board believes that STAAR has been able to attract and retain personnel with a high level of professional skill and experience partly because of the value its executives have placed on the potential growth in value of their equity compensation if their efforts to improve STAAR’s business succeed. A shown in the table on page 33, over the past three years STAAR has significantly outperformed peer companies and its industry group, despite compensation at the 25th to 50th percentile level in the Radford Global Life Sciences Survey.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 27, before voting on the following resolution:

“Resolved, that the stockholders approve the compensation of the Corporation's executive officers, including the Corporation's compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of the stockholders, and will take into account the outcome of this vote in considering future compensation arrangements.

STAAR’s Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of STAAR’s compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, and the SEC’s rules thereunder, require our directors, executive officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC and to furnish to us copies of all reports they file. The SEC has established specific due dates for these reports and requires STAAR to report in this Proxy Statement any failure by these persons to file or failure to file on a timely basis.

To our knowledge, based solely on a review of the copies of such reports received or written representations from the reporting persons, we believe that during our 2011 fiscal year our directors, executive officers and persons who beneficially own more than 10% of our Common Stock complied with all Section 16(a) filing requirements, except for an Initial Statement of Beneficial Ownership of Securities on Form 3 filed by Philippe Subrin on August 19, 2011, which was not made on a timely basis.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 30, 2011, which contains our consolidated financial statements of STAAR for that period, accompanies this proxy statement but is not a part of our soliciting materials.

We will provide Stockholders, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2011, if the Stockholder submits a written request to STAAR Surgical Company, c/o Office of the Corporate Secretary, 1911 Walker Avenue, Monrovia, California 91016. Exhibits to the Form 10-K will be provided on written request of any Stockholder, subject to reimbursement of STAAR’s reasonable expenses. Exhibits are available at no charge on the SEC’s website, www.sec.gov. STAAR’s Annual Report on Form 10-K is also available on STAAR’s website at www.staar.com. This website reference is not intended to function as a hyperlink and the information contained on STAAR’s website is not a part of this proxy statement.

By Order of the Board of Directors,
STAAR SURGICAL COMPANY

Charles Kaufman, Secretary
Monrovia, California
April 4, 2012

STAAR SURGICAL COMPANY
1911 WALKER AVENUE
MONROVIA, CA 91016
ATTN: CHARLES KAUFMAN CORP. SEC

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Don Bailey 02 Barry Caldwell 03 Donald Duffy 04 Mark B. Logan 05 Richard A. Meier
06 John C. Moore

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of BDO USA, LLP as the Company's independent registered public accounting firm for the year ending December 28, 2012.	☐	☐	☐
3. Advisory Vote to approve STAAR's compensation of its named executive officers.	☐	☐	☐

NOTE: In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000137240_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

STAAR SURGICAL COMPANY
Annual Meeting of Stockholders
May 14, 2012 8:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Barry Caldwell and Deborah Andrews, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all shares of common stock of STAAR Surgical Company held of record by the undersigned at the close of business on March 16, 2012, at the Annual Meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000137240_2 R1.0.0.11699